EXHIBIT 10.1
EXECUTION VERSION

MASTER REPURCHASE AGREEMENT
Among
BARCLAYS BANK PLC, as Purchaser and Agent,
TH TRS CORP., as Seller,
and
TWO HARBORS INVESTMENT CORP., as Guarantor
Dated as of May 17, 2011

TABLE OF CONTENTS

1. APPLICABILITY	1
2. DEFINITIONS AND INTERPRETATION	1
3. THE TRANSACTIONS	17
4. CONFIRMATION	19
5. INCOME	19
6. PAYMENT AND TRANSFER	20
7. MARGIN MAINTENANCE	20
8. TAXES; TAX TREATMENT	21
9. SECURITY INTEREST; PURCHASER’S APPOINTMENT AS ATTORNEY-IN-FACT	23
10. CONDITIONS PRECEDENT	24
11. RELEASE OF PURCHASED ASSETS	27
12. RELIANCE	27
13. REPRESENTATIONS AND WARRANTIES	27
14. COVENANTS OF SELLER	30
15. REPURCHASE OF PURCHASED ASSETS	35
16. SERVICING OF THE MORTGAGE LOANS	35
17. EVENTS OF DEFAULT	36
18. REMEDIES	37
19. DELAY NOT WAIVER; REMEDIES ARE CUMULATIVE	39
20. USE OF EMPLOYEE PLAN ASSETS	40
21. INDEMNITY	40
22. WAIVER OF REDEMPTION AND DEFICIENCY RIGHTS	41
23. REIMBURSEMENT; SET-OFF	41
24. FURTHER ASSURANCES	42
25. ENTIRE AGREEMENT; PRODUCT OF NEGOTIATION	42
26. TERMINATION	42
27. REHYPOTHECATION; ASSIGNMENT	42
28. AMENDMENTS, ETC.	43
29. SEVERABILITY	43
30. BINDING EFFECT; GOVERNING LAW	44
31. WAIVER OF JURY TRIAL; CONSENT TO JURISDICTION AND VENUE; SERVICE OF PROCESS	44
32. SINGLE AGREEMENT	44
33. INTENT	45
34. NOTICES AND OTHER COMMUNICATIONS	45
35. CONFIDENTIALITY	46
36. DUE DILIGENCE	46
37. GUARANTY	47
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SCHEDULES AND EXHIBITS

EXHIBIT A	QUARTERLY CERTIFICATION
EXHIBIT B	REPRESENTATIONS AND WARRANTIES WITH RESPECT TO MORTGAGE LOANS
EXHIBIT C	FORM OF TRANSACTION NOTICE
EXHIBIT D	FORM OF GOODBYE LETTER
EXHIBIT E	FORM OF WAREHOUSE LENDER’S RELEASE
EXHIBIT F	[RESERVED]
EXHIBIT G	[RESERVED]
EXHIBIT H	[RESERVED]
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MASTER REPURCHASE AGREEMENT
Dated as of May 17, 2011
AMONG:
BARCLAYS BANK PLC, in its capacity as purchaser (“Purchaser”) and agent pursuant hereto (“Agent”),
TH TRS CORP. (“Seller”)
and
TWO HARBORS INVESTMENT CORP. (“Guarantor”).
1. APPLICABILITY
     Purchaser may from time to time, upon the terms and conditions set forth herein, agree to enter into transactions on an uncommitted basis in which Seller sells to Purchaser Eligible Mortgage Loans, on a servicing-released or servicing-retained basis, against the transfer of funds by Purchaser, with a simultaneous agreement by Purchaser to transfer to Seller such Purchased Assets on a date certain not later than one year following such transfer, against the transfer of funds by Seller; provided, that the Aggregate MRA Purchase Price shall not exceed, as of any date of determination, the lesser of (a) the Maximum Aggregate Purchase Price and (b) the Asset Base. Each such transaction shall be referred to herein as a “Transaction,” and shall be governed by this Agreement. This Agreement is not a commitment by Purchaser to enter into Transactions with Seller but rather sets forth the procedures to be used in connection with periodic requests for Purchaser to enter into Transactions with Seller. Seller hereby acknowledges that Purchaser is under no obligation to enter into, any Transaction pursuant to this Agreement.
2. DEFINITIONS AND INTERPRETATION
     (a) Defined Terms.
     “30+ Day Delinquent Mortgage Loan” means any Mortgage Loan at any time the Monthly Payment for which was not received within 29 days after its Due Date.
     “Accepted Servicing Practices” means with respect to any Mortgage Loan, those accepted, customary and prudent mortgage servicing practices (including collection procedures) of prudent mortgage banking institutions that service mortgage loans of the same type as the Mortgage Loans in the jurisdiction where the related Mortgaged Property is located, and which are in accordance with the requirements of applicable law, FHA regulations and VA regulations, if applicable, and the requirements of any private mortgage insurer so that the FHA insurance, VA guarantee or any other applicable insurance or guarantee in respect of any Mortgage Loan is not voided or reduced.
     “Accrual Period” means, with respect to each Monthly Payment Date for any Transaction, the period from and including the immediately prior Monthly Payment Date to but excluding such Monthly Payment Date; provided that with respect to the first Monthly Payment Date of a Transaction following the related Purchase Date, the Accrual Period shall commence on the related Purchase Date.

     “Additional Purchased Mortgage Loans” shall have the meaning assigned thereto in Section 7(b) hereof.
     “Adjustable Rate Mortgage Loan” means a Mortgage Loan which provides for the adjustment of the Mortgage Interest Rate payable in respect thereto.
     “Advisers” means PRCM Advisers, LLC.
     “Affiliate” means, with respect to (1) any specified Person other than the Seller, any other Person controlling or controlled by or under common control with such specified Person and (2) the Seller, the Guarantor and its Subsidiaries. For the purposes of this definition, “control” means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling,” “controlled by” and “under common control with” have meanings correlative to the meaning of “control.” For the avoidance of doubt, with respect to Seller and Guarantor, “Affiliate” shall not include (i) PRCMLP, PRCMLLC, PRDM, Advisers, any subsidiary of PRCMLP, PRCMLLC, PRDM or Advisers, or any fund that PRCMLP, PRCMLLC, PRDM or Advisers from time to time may manage, other than Guarantor or (ii) any officer or director of Guarantor or Guarantor’s subsidiaries.
     “Agency” means Freddie Mac or Fannie Mae, as applicable.
     “Agent” means Barclays Bank PLC and its successors in interest, as administrative agent for Purchaser and any additional purchasers that may become a party hereto.
     “Aggregate MRA Purchase Price” means as of any date of determination, an amount equal to the aggregate Purchase Price for all Mortgage Loans then subject to Transactions under this Agreement.
     “Agreement” means this Master Repurchase Agreement (including all exhibits, schedules and other addenda thereto), as it may be amended, further supplemented or otherwise modified from time to time.
     “ALTA” means the American Land Title Association.
     “Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of governmental authorities and all applicable orders and decrees of all courts and arbitrators.
     “Applicable Margin” shall have the meaning assigned thereto in the Pricing Side Letter.
     “Approvals” means the approvals obtained by the applicable Agency in designation of the Servicer as a Fannie Mae- or a Freddie Mac-approved servicer, as applicable, in good standing.
     “Asset Base” means, on any date of determination and with respect to all Purchased Assets then subject to Transactions and, to the extent applicable, all Eligible Mortgage Loans proposed to be sold to the Purchaser as of such date of determination, the product of the applicable Purchase Price Percentage multiplied by the Market Value of such Purchased Assets and such Eligible Mortgage Loans, plus any cash received and held by Purchaser in respect of a Margin Call if not used to reduce the aggregate Purchase Price.
     “Assignment and Acceptance” shall have the meaning assigned thereto in Section 27(b).

     “Assignment of Mortgage” means, with respect to any Mortgage, an assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the assignment of the Mortgage to Purchaser.
     “Bank” means (i) Wells Fargo Bank, N.A., and its successors and permitted assigns or (ii) such other bank as may be mutually acceptable to the Seller and the Purchaser.
     “Bankruptcy Code” means 11 U.S.C. Section 101 et seq., as amended from time to time.
     “Breakage Costs” shall have the meaning assigned thereto in Section 3(h).
     “Business Day” means any day other than (i) a Saturday or Sunday, (ii) a day upon which the New York Stock Exchange or the Federal Reserve Bank of New York is closed or (iii) with respect to any day on which the parties hereto have obligations to the Custodian or on which the Custodian has obligations to any party hereto, a day upon which the Custodian’s offices are closed.
     “Cash Equivalents” means any of the following: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one (1) year from the date of acquisition; (b) mortgage-backed securities issued or guaranteed by any agency of the United States Government with an implied rating of AAA or with an express rating of AAA by either Standard & Poor’s Ratings Services (“S&P”) or by Moody’s Investors Service, Inc. (“Moody’s”); (c) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six (6) months] or less from the date of acquisition issued by any commercial bank organized under the laws of the United States or of any state thereof having combined capital and surplus of not less than $500,000,000; (d) commercial paper of a domestic issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (e) repurchase obligations of any commercial bank satisfying the requirements of clause (c) of this definition, having a term of not more than thirty (30) days, with respect to securities issued or fully guaranteed or insured by the United States government; (f) securities with maturities of one (1) year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (g) securities with maturities of six (6) months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (c) of this definition; or (h) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (g) of this definition.
     “Cash Out Refinance Loan” means a Mortgage Loan with respect to which the borrower used only a portion of the proceeds of the new Mortgage Loan to repay the existing mortgage loan, retaining the remaining proceeds in cash for other purposes.
     “Certification” shall have the meaning assigned thereto in the Custodial Agreement.
     “Change in Control” shall mean: (a) any transaction or event as a result of which the Guarantor ceases to own, beneficially or of record, 100% of the stock of Seller, (b) the sale, transfer, or other disposition of all or substantially all of Seller’s assets (excluding any such action taken in connection with any securitization transaction or routine sales of Mortgage Loans), or (c) the consummation of a merger or consolidation of Seller with or into another entity or any other corporate reorganization, if more than

50% of the combined voting power of the continuing or surviving entity’s equity outstanding immediately after such merger, consolidation or such other reorganization is owned by persons who were not equityholders of the Seller immediately prior to such merger, consolidation or other reorganization.
     “Change in Law” means (a) the taking effect of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by Purchaser (or any Affiliate thereof) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.
     “Code” means the Internal Revenue Code of 1986, as amended from time to time.
     “Collection Account” means the account established and maintained by the Seller in accordance with Section 5 for the benefit of the Purchaser.
     “Collection Account Control Agreement” means that certain Collection Account Control Agreement, dated as of May 17, 2011, by and among the Purchaser, the Seller and Bank, in form and substance acceptable to the Purchaser to be entered into with respect to the Collection Account, as the same may be amended, modified or supplemented from time to time.
     “Combined Loan to Value Ratio” or “CLTV” means with respect to any Mortgage Loan, the ratio of the original outstanding principal amount of such Mortgage Loan and any other mortgage loan secured by the same properly to the lesser of (a) the Appraised Value of the Mortgaged Property at origination or (b) if the Mortgaged Property was purchased within 12 months of the origination of such Mortgage Loan, the purchase price of the Mortgaged Property.
     “Condominium Loan” means a Mortgage Loan secured by a unit in a condominium.
     “Confirmation” shall have the meaning assigned thereto in Section 4 hereof.
     “Current Liabilities” means those liabilities of Seller, or any portion thereof, the maturity of which will not extend beyond one year from the date said determination is to be made all in accordance with GAAP.
     “Custodial Agreement” means that certain Custodial Agreement, dated as of May 17 2011, among Seller, Purchaser, and Custodian, entered into in connection with this Agreement.
     “Custodian” means Wells Fargo Bank, N.A., and its successors and permitted assigns.
     “Default” means any event that, with the giving of notice or the passage of time or both, would constitute an Event of Default.
     “Default Rate” shall have the meaning assigned thereto in the Pricing Side Letter.
     “Dollars” or “$” means, unless otherwise expressly stated, lawful money of the United States of America.
     “Due Date” means the day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

     “Electronic Tracking Agreement” means the electronic tracking agreement in form and substance acceptable to Purchaser and Seller, among Purchaser, Servicer, MERSCORP, Inc., entered into in connection with this Agreement, as the same may be amended, modified or supplemented from time to time.
     “Electronic Transmission” means the delivery of information in an electronic format acceptable to the applicable recipient thereof. An Electronic Transmission shall be considered written notice for all purposes hereof (except when a request or notice by its terms requires execution).
     “Eligible Mortgage Loan” means a Mortgage Loan that (i) satisfies each of the representations and warranties in Exhibit B to the Agreement in all material respects, and (ii) contains all required documents in the Mortgage File without exceptions unless otherwise waived by Purchaser or permitted below. No Mortgage Loan shall be an Eligible Mortgage Loan:
     (1) if the Purchase Price of such Mortgage Loan, when added to the Aggregate MRA Purchase Price, exceeds, as of any date of determination, the lesser of (a) the Maximum Aggregate Purchase Price and (b) the Asset Base;
     (2) if such Mortgage Loan has been subject to a Transaction hereunder for a period of time which is greater than the Maximum Time on Facility;
     (3) if such Mortgage Loan is not a Forward Eligible Asset subject to the Forward AAA Securities Agreement or to a similar agreement approved by Agent in its sole discretion; and
     (4) if such Mortgage Loan was not purchased by Seller pursuant to an MLPA.
     “Eligible Mortgage Loan Commitment Fee” shall have the meaning assigned thereto in the Pricing Side Letter.
     “ERISA” means, with respect to any Person, the Employee Retirement Income Security Act of 1974, as amended from time to time and any successor thereto, and the regulations promulgated and rulings issued thereunder.
     “Escrow Payments” means, with respect to a Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water charges, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges and other payments as may be required to be escrowed by the Mortgagor with the Mortgagee pursuant to the terms of the Mortgage or any other document.
     “Event of Default” shall have the meaning assigned thereto in Section 17 hereof.
     “Event of Insolvency” means, with respect to any Person,
     (i) the filing of a voluntary petition (or the consent by such Person to the filing of any such petition against it), commencing, or authorizing the commencement of any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar law relating to the protection of creditors, or suffering any such petition or proceeding to be commenced by another; or such Person shall consent or seek to the appointment of or taking possession by a custodian, receiver, conservator, trustee, liquidator, sequestrator or similar official of such Person, or for any substantial part of its Property, or any general assignment for the benefit of creditors;

     (ii) a proceeding shall have been instituted against such Person under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, moratorium, delinquency or liquidation law of any jurisdiction, whether now or subsequently in effect, or a custodian, receiver, conservator, liquidator, trustee, sequestrator or similar official for such Person or such Person’s Property (as a debtor or creditor protection procedure) is appointed by any Governmental Authority having the jurisdiction to do so or takes possession of such Property and any such proceeding is not dismissed within thirty (30) days of filing;
     (iii) that such Person shall become insolvent;
     (iv) that such Person shall (a) admit in writing its inability to pay or discharge its debts or obligations generally as they become due or mature, (b) admit in writing its inability to, or intention not to, perform any of its material obligations, or (c) generally fail to pay its debts or obligations as they become due or mature;
     (v) any Governmental Authority shall have seized or appropriated, or assumed custody or control of, all or any substantial part of the Property of such Person, or shall have taken any action to displace the management of such Person; or
     (vi) the audited annual financial statements of such Person or the notes thereto or other opinions or conclusions stated therein shall be qualified or limited by reference to the status of such Person as a “going concern” or a reference of similar import or shall indicate that such Person has a negative net worth or is insolvent; or
     (vii) if such Person is a corporation, such Person shall take any corporate action in furtherance of, or the action of which would result in any of the foregoing actions.
     “Extra Large Jumbo Loan” means a Mortgage Loan with an original principal balance of $1,500,000 or more.
     “Fannie Mae” means Fannie Mae or any successor thereto.
     “FDIC” means the Federal Deposit Insurance Corporation or any successor thereto.
     “FHA” means the Federal Housing Administration, an agency within HUD, or any successor thereto, and including the Federal Housing Commissioner and the Secretary of Housing and Urban Development where appropriate under the FHA regulations.
     “FICO” means Fair Isaac & Co., or any successor thereto.
     “FICO Score” means the credit score of the Mortgagor provided by Fair, Isaac & Company, Inc. or such other organization providing credit scores at the time of the origination of a Mortgage Loan.
     “Foreign Purchaser” shall have the meaning assigned thereto in Section 8(d).
     “Forward AAA Securities Agreement” means that agreement, dated as of May 17, 2011, between the Seller and the Purchaser, relating to securities expected to be issued and backed by the Purchased Assets.

     “Forward Eligible Asset” shall have the meaning assigned thereto in the Forward AAA Securities Agreement.
     “Forward Ineligible Asset” shall have the meaning assigned thereto in the Forward AAA Securities Agreement.
     “Freddie Mac” means Freddie Mac, and its successors in interest.
     “Funded Liabilities” means, without duplication:
     (i) any liability or obligation payable more than one year from the date of creation thereof, which under GAAP is required to be shown on a balance sheet as a liability,
     (ii) indebtedness payable more than one year from the date of creation thereof which is secured by any security interest on property owned by Seller whether or not the indebtedness secured thereby shall have been assumed by Seller,
     (iii) guarantees, endorsements (other than endorsements of negotiable instruments for collection in the ordinary course of business), and other contingent liabilities (whether direct or indirect) in connection with the obligations, stock, or dividends of any Person,
     (iv) obligations under any contract providing for the making of loans, advances, or capital contributions to any Person in order to enable such Person primarily to maintain working capital, net worth, or any other balance sheet condition or to pay debts, dividends, or expenses, and
     (v) obligations under any contract which, in economic effect, is substantially equivalent to a guarantee, all as determined in accordance with GAAP; provided, however, that any such obligation shall be treated as a Funded Liability, regardless of its term, if such obligation is renewable pursuant to the terms thereof or arises under a revolving credit or similar agreement effective for more than one year after the date of creation of such obligation, or may be payable out of the proceeds of a similar obligation pursuant to the terms of such obligation or of any such agreement.
     “GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.
     “Governmental Authority” means any nation or government, any state or other political subdivision, agency or instrumentality thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over Seller any of its Subsidiaries or any of their Property.
     “Guaranteed Obligations” means, without duplication, all of the Obligations of Seller to Purchaser, whenever arising, under this Agreement or any other Program Document (including, but not limited to, obligations with respect to principal, interest and fees).
     “Guarantor” means Two Harbors Investment Corp.

     “Hedge Instrument” means any interest rate cap agreement, interest rate floor agreement, interest rate swap agreement or other interest rate hedging agreement entered into by Seller with a counterparty reasonably acceptable to Agent, in each case with respect to the Mortgage Loans.
     “High Cost Mortgage Loan” means a Mortgage Loan that is (a) subject to, covered by or in violation of the provisions of the Homeownership and Equity Protection Act of 1994, as amended, (b) a “high cost,” “covered,” “abusive,” “predatory” or “high risk” mortgage loan under any federal, state or local law, or any similarly classified loan using different terminology under any law imposing heightened regulation, scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees, or any other state or other regulation providing assignee liability to holders of such mortgage loans, (c) subject to or in violation of any such or comparable federal, state or local statutes or regulations, or (d) a “High Cost Loan” or “Covered Loan,” as applicable, as such terms are defined in the current version of the Standard & Poor’s LEVELS® Glossary Revised, Appendix E.
     “HUD” means the Department of Housing and Urban Development, or any federal agency or official thereof which may from time to time succeed to the functions thereof with regard to FHA mortgage insurance. The term “HUD,” for purposes of this Agreement, is also deemed to include subdivisions thereof such as the FHA and Government National Mortgage Association.
     “Income” means, with respect to any Purchased Asset at any time, any principal and/or interest thereon and all dividends, sale proceeds and all other proceeds as defined in Section 9-102(a)(64) of the Uniform Commercial Code and all other collections and distributions thereon (including, without limitation, any proceeds received in respect of mortgage insurance).
     “Indebtedness” means, with respect to any Person: (a) all obligations created, issued or incurred by such Person for borrowed money; (b) obligations to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable and paid within ninety (90) days of the date the respective goods are delivered or the respective services are rendered; (c) indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) in respect of letters of credit or similar instruments issued for account of such Person; (e) capital lease obligations; (f) payment obligations under repurchase agreements, single seller financing facilities, warehouse facilities and other lines of credit; (g) indebtedness of others guaranteed on a recourse or partial recourse basis by such Person; (h) all obligations incurred in connection with the acquisition or carrying of fixed assets; (i) indebtedness of general partnerships of which such Person is a general partner; and (j) any other known or contingent liabilities of such Person. For purposes of Section 14(g)(ii)(A)(2), the term “Indebtedness” shall be calculated net of any dividends declared but not yet paid by the Guarantor, any debt associated with repurchase agreements collateralized by U.S. Treasury securities, short “TBAs” and any negative fair market value of other derivative instruments, including but not limited to interest rate swaps and swaptions.
     “Indemnified Party” shall have the meaning assigned thereto in Section 21(a).
     “Investment Company Act” means the Investment Company Act of 1940, as amended, including all rules and regulations promulgated thereunder.
     “Large Jumbo Loan” means a Mortgage Loan with an original principal balance of $1,000,000 or more, but less than $1,500,000.

     “LIBOR” means for each day, the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) for eurodollar deposits for a period equal to one month appearing on Reuters Screen LIBOR01 Page or if such rate ceases to appear on Reuters Screen LIBOR01 Page, or any other service providing comparable rate quotations at approximately 11:00 a.m., London time, on the applicable date of determination, or such interpolated rate as determined by the Agent.
     “Lien” means any mortgage, deed of trust, lien, claim, pledge, charge, security interest or similar encumbrance.
     “Loan-to-Value Ratio” or “LTV” means with respect to any Mortgage Loan, the ratio of the original outstanding principal amount of such Mortgage Loan to the lesser of (a) the Appraised Value of the Mortgaged Property at origination or (b) if the Mortgaged Property was purchased within 12 months of the origination of such Mortgage Loan, the purchase price of the Mortgaged Property.
     “Margin Call” shall have the meaning assigned thereto in Section 7(b) hereof.
     “Margin Deficit” shall have the meaning assigned thereto in Section 7(b) hereof.
     “Market Value” means, with respect to any Transaction and as of any date of determination, (i) the price at which a Purchased Asset could readily be sold, as determined by Agent in its good faith discretion, using methodology and parameters customarily used by Agent to value similar assets, as may be as marked to market daily, (ii) zero, with respect to any Purchased Asset that is not an Eligible Mortgage Loan on account of clause (1), (2) or (4) of the definition of Eligible Mortgage Loan or that is and was, as of the related Purchase Date, a Forward Ineligible Asset and (iii) 50% of the related outstanding principal balance with respect to any Purchased Asset that is not described in the preceding clause (ii) and was thought to be a Forward Eligible Asset on the Purchase Date but has been discovered after the related Purchase Date to be a Forward Ineligible Asset. Additionally, Market Value means zero with respect to any Purchased Asset for which the related Servicer triggers a Servicing Related Market Value Event, until such time that a replacement servicer (approved by Agent in its good faith discretion not to be unreasonably withheld) is engaged to service such Purchased Asset or the Servicer Related Market Value Event is otherwise cured.
     “Material Adverse Change” means, with respect to a Person, any material adverse change in the business, condition (financial or otherwise), operations, performance, Property or prospects of such Person including the insolvency of such Person or its Parent Company, if applicable.
     “Material Adverse Effect” means (a) a Material Adverse Change with respect to Seller or Guarantor, as applicable, (b) a material impairment of the ability of Seller, Guarantor or any of their respective Affiliates that is a party to any Program Document to perform under any Program Document to which it is a party; (c) a material adverse effect upon the legality, validity, binding effect or enforceability of any Program Document against Seller or Guarantor, as applicable, or any of their respective Affiliates that is a party to any Program Document; (d) a material adverse effect on the Market Value of the Purchased Assets; or (e) a material adverse effect on the Approvals of Servicer.
     “Maturity Date” means the date that is 364 days following the date of this Agreement, subject to Section 26.
     “Maximum Aggregate Purchase Price” shall have the meaning assigned thereto in the Pricing Side Letter.

     “Maximum Time on Facility” means for each Purchased Asset, the maximum number of days such Purchased Asset may be subject to a Transaction, which is three hundred sixty-four (364) days, unless such period is extended pursuant to Section 26.
     “MERS” means Mortgage Electronic Registration Systems, Inc., a Delaware corporation, or any successor in interest thereto.
     “MERS Designated Mortgage Loan” means any Mortgage Loan as to which the related Mortgage or Assignment of Mortgage, has been recorded in the name of MERS, as agent for the holder from time to time of the Mortgage Note.
     “MERS Identification Number” shall have the meaning assigned thereto in the Custodial Agreement.
     “MLPA” means, with respect to any Mortgage Loan, the agreement, approved by the Agent in its sole discretion, pursuant to which the Seller acquired such Mortgage Loan.
     “Monthly Payment” shall mean the scheduled monthly payment of principal and interest on a Mortgage Loan as adjusted in accordance with changes in the mortgage interest rate pursuant to the provisions of the Mortgage Note for an Adjustable Rate Mortgage Loan.
     “Monthly Payment Date” means the twentieth (20th) day of each calendar month beginning with June 2011; provided that if such day is not a Business Day, the next succeeding Business Day.
     “Mortgage” means a mortgage, deed of trust, or other security instrument, securing a Mortgage Note.
     “Mortgage File” shall have the meaning assigned thereto in the Custodial Agreement.
     “Mortgage Interest Rate” means, with respect to each Mortgage Loan, the annual rate at which interest accrues on such Mortgage Loan from time to time in accordance with the provisions of the related Mortgage Note.
     “Mortgage Loan” means a prime, jumbo residential mortgage loan.
     “Mortgage Note” means a promissory note or other evidence of indebtedness of the obligor thereunder, evidencing a Mortgage Loan, and secured by the related Mortgage.
     “Mortgaged Property” means the real property (or leasehold estate, if applicable) securing repayment of the debt evidenced by a Mortgage Note.
     “Mortgagee” means the record holder of a Mortgage Note secured by a Mortgage.
     “Mortgagor” means the obligor or obligors on a Mortgage Note, including any person who has assumed or guaranteed the obligations of the obligor thereunder.
     “Multi-Unit Residential Loan” means a Mortgage Loan secured by a two-to four-unit residential building.
     “Negative Amortization” means the portion of interest accrued at the Mortgage Interest Rate in any month which exceeds the Monthly Payment on the related Mortgage Loan for such month and which, pursuant to the terms of the Mortgage Note, is added to the principal balance of the Mortgage Loan.

     “Net Asset Value” means, with respect to any Person, the difference of (i) the gross assets of such Person minus (ii) all liabilities (including Indebtedness) of such Person, each determined in accordance with GAAP.
     “Notice Date” shall have the meaning assigned thereto in Section 3(b) hereof.
     “Obligations” means (a) all amounts due an payable by Seller to Purchaser in connection with a Transaction hereunder, together with interest thereon (including interest which would be payable as post-petition interest in connection with any bankruptcy or similar proceeding) and other obligations and liabilities of Seller to Purchaser arising under, or in connection with, the Program Documents or directly related to the Purchased Assets, whether now existing or hereafter arising; (b) any and all sums paid by Purchaser or on behalf of Purchaser pursuant to the Program Documents in order to preserve any Purchased Asset or its interest therein; (c) in the event of any proceeding for the collection or enforcement of any of Seller’s indebtedness, obligations or liabilities referred to in clause (a), the reasonable expenses of retaking, holding, collecting, preparing for sale, selling or otherwise disposing of or realizing on any Purchased Asset, or of any exercise by Purchaser of its rights under the Program Documents, including without limitation, reasonable attorneys’ fees and disbursements and court costs; and (d) all of Seller’s indemnity obligations to Purchaser pursuant to the Program Documents.
     “Originator” means, with respect to any Mortgage Loan, the entity that originated such Mortgage Loan.
     “Origination Date” means the date on which a Mortgage Loan was originated by the related originator.
     “Other Taxes” shall have the meaning assigned thereto in Section 8(b).
     “OTS” means Office of Thrift Supervision or any successor thereto.
     “Parent Company” means a corporation or other entity owning at least 50% of the outstanding shares of voting stock of Seller.
     “Person” means any legal person, including any individual, corporation, partnership, association, joint stock company, trust, limited liability company, unincorporated organization, governmental entity or other entity of similar nature.
     “PRCMLLC” means Pine River Capital Management LLC.
     “PRCMLP” means Pine River Capital Management L.P.
     “PRDM” means Pine River Domestic Management LP.
     “Price Differential” means, with respect to any Purchased Asset or Transaction as of any date of determination, an amount equal to the product of (A) the Pricing Rate (or during the continuation of an Event of Default, by daily application of the Default Rate) and (B) the Purchase Price for such Purchased Asset or Transaction. Price Differential will be calculated in accordance with Section 3(e) herein for the actual number of days elapsed during such Accrual Period on a 360-day basis.
     “Price Differential Determination Date” means, with respect to any Monthly Payment Date, the second (2nd) Business Day preceding such Monthly Payment Date.

     “Pricing Rate” means, as of any date of determination and with respect to an Accrual Period for any Purchased Asset or Transaction, an amount equal to the sum of (i) LIBOR plus (ii) the Applicable Margin.
     “Pricing Side Letter” means that certain Pricing Side Letter, dated as of May 17, 2011, between Seller and Purchaser, as the same may be amended, modified or supplemented from time to time.
     “Private-Label MBS” means mortgage-backed securities that are not issued or guaranteed by any Agency.
     “Program Documents” means this Agreement, the Pricing Side Letter, the Custodial Agreement, the Collection Account Control Agreement, the Forward AAA Securities Agreement, any assignment of Hedge Instrument, the Electronic Tracking Agreement and all other agreements, documents and instruments entered into by Seller on the one hand, and Purchaser or one of its Affiliates (or Custodian on its behalf) and/or Agent or one of its Affiliates on the other, in connection herewith or therewith with respect to the transactions contemplated hereunder or thereunder and all amendments, restatements, modifications or supplements thereto.
     “Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.
     “Purchase Date” means, with respect to each Transaction, the date on which Purchased Assets are sold by Seller to the Purchaser or its designee hereunder.
     “Purchase Price” means the price at which Purchased Assets subject to a Transaction are sold by Seller to Purchaser or its designee on a Purchase Date, which shall (unless otherwise agreed to by the Seller and Purchaser) be equal to the lesser of (i) the unpaid principal balance of such Purchased Assets as of such date of determination and (ii) the product of the applicable Purchase Price Percentage multiplied by the Market Value of such Purchased Assets as of such date of determination.
     “Purchase Price Percentage” shall have the meaning assigned thereto in the Pricing Side Letter.
     “Purchased Assets” means all of the Mortgage Loans sold by Seller to Purchaser in a Transaction, together with the following: (i) such other property, rights, titles or interest as are specified on the related Transaction Notice, (ii) all mortgage guarantees and insurance relating to such Mortgage Loans (issued by governmental agencies or otherwise) or the related Mortgaged Property and any mortgage insurance certificate or other document evidencing such mortgage guarantees or insurance and all claims and payments related to such Mortgage Loans, (iii) all guarantees or other support for such Mortgage Loans, (iv) all rights to Income and the rights to enforce such payments arising from such Mortgage Loans and any other contract rights, payments, rights to payment (including payments of interest or finance charges) with respect thereto, (v) the Collection Account and all amounts on deposit therein, (vi) all Additional Purchased Mortgage Loans, (vii) all “accounts,” “deposit accounts,” “securities accounts,” “chattel paper,” “commercial tort claims,” “deposit accounts,” “documents,” “general intangibles,” “instruments,” “investment property,” and “securities accounts,” relating to the foregoing as each of those terms is defined in the Uniform Commercial Code and all cash and cash equivalents and all products and proceeds relating to or constituting any or all of the foregoing, (viii) any purchase agreements or other agreements or contracts relating to or constituting any or all of the foregoing, (ix) any other collateral pledged or otherwise relating to any or all of the foregoing, together with all files, material documents, instruments, surveys (if available), certificates, correspondence, appraisals, computer records, computer storage media, accounting records and other books and records relating to the foregoing, and (x) any and all replacements, substitutions, distributions on, or proceeds with respect to, any of the foregoing.

     “Purchaser” shall have the meaning set forth in the preamble hereof.
     “Purchaser’s Wire Instructions” shall have the meaning set forth in the Pricing Side Letter.
     “Records” means all instruments, agreements and other books, records, and reports and data generated by other media for the storage of information maintained by Seller or any other person or entity with respect to a Purchased Asset. Records shall include, without limitation, the Mortgage Notes, any Mortgages, the Mortgage Files, the Servicing Files, and any other instruments necessary to document or service an Asset that is a Purchased Asset, including, without limitation, the complete payment and modification history of each Asset that is a Purchased Asset.
     “Repurchase Date” means, with respect to any Transaction, the earliest of (i) the Termination Date, (ii) the date set forth in the related Transaction Notice as the scheduled Repurchase Date, (iii) the second Business Day following Seller’s written notice to Purchaser requesting a repurchase of such Transaction or (iv) the conclusion of the Maximum Time on Facility for each such Transaction, or if such day is not a Business Day, the immediately following Business Day.
     “Repurchase Price” means the price at which Purchased Assets are to be transferred from Purchaser or its designee to Seller upon termination of a Transaction, which will be determined in each case as the sum of: (i) any portion of the Purchase Price not yet repaid to Purchaser, (ii) the Price Differential accrued and unpaid thereon, (iii) Breakage Costs, if any, and (iv) any accrued and unpaid fees or expenses or indemnity amounts and any other outstanding amounts owing under the Program Documents from Seller to Purchaser.
     “Requirement of Law” means as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
     “SEC” shall have the meaning ascribed thereto in Section 35.
     “Second Home Loan” means a Mortgage Loan secured by a real property that is occupied by the borrower, but not as the borrower’s principal residence.
     “Section 404 Notice” means the notice required pursuant to Section 404 of the Helping Families Save Their Homes Act of 2009 (P.L. 111-22), which amends 15 U.S.C. Section 1641 et seq., to be delivered by a creditor that is an owner or an assignee of a Mortgage Loan to the related Mortgagor within thirty (30) days after the date on which such Mortgage Loan is sold or assigned to such creditor.
     “Seller” shall have the meaning set forth in the preamble hereof.
     “Seller Mortgage Loan Schedule” means the list of Purchased Assets proposed to be purchased by Purchaser that will be delivered in a mutually agreeable excel spreadsheet format by Seller to Purchaser and Custodian together with each Transaction Notice and attached by the Custodian to the related Certification.
     “Servicer” means a servicer of a Mortgage Loan acquired pursuant to a Transaction, approved by Agent in its good faith discretion not to be unreasonably withheld.
     “Servicing Agreement” means, with respect to Servicing Released Mortgage Loans, the servicing agreement, in form and substance acceptable to Purchaser and Seller, among Purchaser, Seller and Servicer and, with respect to Servicing Retained Mortgage Loans, any servicing agreement relating to one or more Servicing Retained Mortgage Loans and approved by Purchaser.

     “Servicing File” means with respect to each Mortgage Loan, the file retained by Seller or its designee consisting of all documents that a prudent originator and servicer would include (including copies of the Mortgage File), all documents necessary to document and service the Mortgage Loans and any and all documents required to be delivered in connection with any transfer of servicing pursuant to the Program Documents.
     “Servicing Records” means with respect to a Mortgage Loan, the related servicing records, including but not limited to any and all servicing agreements, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of such Mortgage Loan.
     “Servicing Related Market Value Event” means any of the following:
     (a) With respect to Servicing Retained Mortgage Loans, Servicer ceases to be a member of MERS in good standing and has not been reinstated within fifteen (15) calendar days following receipt of notice or knowledge thereof;
     (b) With respect to Servicing Retained Mortgage Loans, change of Servicer without consent of the Agent;
     (c) With respect to Servicing Retained Mortgage Loans, failure of Servicer to service the Mortgage Loans in accordance with Accepted Servicing Practices;
     (d) With respect to Servicing Retained Mortgage Loans, failure of Servicer to meet the qualifications to maintain all requisite Approvals, such Approvals are revoked or such Approvals are materially modified;
     (e) With respect to Servicing Retained Mortgage Loans, if, at any time, Servicer’s HUD ranking falls below “Tier 2” lender;
     (f) With respect to Servicing Retained Mortgage Loans, any failure by Servicer to remit when due Income payments required to be made under the terms of this Agreement or such Mortgage Loan and such failure is not cured within two (2) Business Days of the earlier of (x) Servicer’s receipt of written notice from Purchaser or Custodian of such breach or (y) the date on which Servicer obtains actual knowledge of the facts giving rise to such breach;
     (g) With respect to Servicing Retained Mortgage Loans, Servicer fails to operate or conduct its business operations or any material portion thereof in the ordinary course, or Servicer experiences any other material adverse change in its business operations or financial condition, which, in Agent’s sole discretion, constitutes a material impairment of Servicer’s ability to perform its obligations under this Agreement or any other related document; or
     (h) With respect to Servicing Retained Mortgage Loans, the Servicer defaults under the Servicing Agreement and remains in default after any applicable notice and cure periods, and servicing cannot be transferred due to action or inaction of Seller.

     “Servicing Released Mortgage Loan” means a Mortgage Loan acquired by Seller along with the related Servicing Rights.
     “Servicing Retained Mortgage Loan” means a Mortgage Loan acquired by Seller from an entity that retained the Servicing Rights.
     “Servicing Rights” means contractual, possessory or other rights of Servicer or any other Person to administer or service a Mortgage Loan or to possess the Servicing File.
     “Subordinated Debt” means, with respect to any Person Indebtedness of such Person to any other Person that is subordinated to the Obligations pursuant to a currently effective and irrevocable Subordination Agreement approved by Agent in its sole discretion and the principal of which is not due and payable until ninety (90) days or more after the Termination Date.
     “Subsidiary” means, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.
     “Taxes” shall have the meaning assigned thereto in Section 8(a).
     “Termination Date” means the earliest to occur of (i) the Maturity Date, and (ii) at the option of Purchaser, the occurrence of an Event of Default under this Agreement after the expiration of any applicable grace period.
     “Threshold Ratio” means (a) the sum of the following: (i) for securities issued by Fannie Mae or Freddie Mac or guaranteed by Ginnie Mae and for mortgage loans eligible to be sold to Fannie Mae or Freddie Mac or that qualify for the Ginnie Mae guaranty, an amount equal to 8.5 multiplied by the aggregate market value of such securities or the aggregate outstanding principal balance of such mortgage loans, as the case may be, and (ii) for Private-Label MBS and non-agency or non-governmental mortgages, an amount equal to 2 multiplied by the aggregate market value of such Private-Label MBS or aggregate outstanding principal balance of such non-agency or non-governmental mortgages, as applicable, (b) divided by Total Assets.
     “Total Assets” means as of any date, for any Person, an amount equal to the aggregate book value of all assets owned by such Person on a consolidated basis and the proportionate share of assets owned by all non-consolidated Subsidiaries of such Person, less (a) amounts owing to such Person from any Affiliate thereof, or from officers, employees, partners, members, directors, shareholders or other Persons similarly affiliated with such Person or any Affiliate thereof, (b) intangible assets, and (c) prepaid taxes and expenses, all on or as of such date.
     “Total Debt” means as of any date, for any Person, the sum of such Person’s (i) Total Liabilities as of such date and (ii) all Indebtedness as of such date, all determined in accordance with GAAP.
     “Total Liabilities” means all liabilities and obligations of Seller on a consolidated basis, determined in accordance with GAAP, and shall include, without limitation, Funded Liabilities and/or Current Liabilities, as the case may be.

     “Transaction” has the meaning assigned thereto in Section 1.
     “Transaction Notice” means a written request of Seller to enter into a Transaction in a form attached as Exhibit C hereto or such other form as shall be mutually agreed upon between Seller and Purchaser, which is delivered to the Purchaser in accordance with Section 3(c) herein.
     “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interest in any Purchased Assets or the continuation, renewal or enforcement thereof is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.
     “Unrestricted Cash” means cash and Cash Equivalents that are not subject to a Lien in favor of any Person or that are not required to be reserved by Seller in a restricted escrow arrangement or other similarly restricted arrangement pursuant to a contractual agreement or requirement of law.
     “Warehouse Lender” means any lender providing financing to Seller for the purpose of warehousing, originating or purchasing a Mortgage Loan, which lender has a security interest in such Mortgage Loan to be purchased by Purchaser.
     “Warehouse Lender’s Release” means a letter, in the form of Exhibit E, from a Warehouse Lender to Purchaser, unconditionally releasing all of Warehouse Lender’s right, title and interest in certain Mortgage Loans identified therein upon payment to the Warehouse Lender.
     (b) Interpretation.
          Headings are for convenience only and do not affect interpretation. The following rules of this subsection (b) apply unless the context requires otherwise. The singular includes the plural and conversely. A gender includes all genders. Where a word or phrase is defined, its other grammatical forms have a corresponding meaning. A reference to a subsection, Section, Annex or Exhibit is, unless otherwise specified, a reference to a section of, or annex or exhibit to, this Agreement. A reference to a party to this Agreement or another agreement or document includes the party’s successors and permitted substitutes or assigns. A reference to an agreement or document is to the agreement or document as amended, modified, novated, supplemented or replaced, except to the extent prohibited by any Program Document. A reference to legislation or to a provision of legislation includes any modification or re-enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it. A reference to writing includes a facsimile or electronic transmission and any means of reproducing words in a tangible and permanently visible form. A reference to conduct includes, without limitation, an omission, statement or undertaking, whether or not in writing. An Event of Default exists until it has been waived in writing by Purchaser or has been timely cured. The words “hereof,” “herein,” “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “including” is not limiting and means “including without limitation.” In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.” This Agreement may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms. Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, consistently applied. References herein to “fiscal year” and “fiscal quarter” refer to such fiscal periods of Seller.

          Except where otherwise provided in this Agreement, any determination, consent, approval, statement or certificate made or confirmed in writing with notice to Seller by Purchaser or an authorized officer of Purchaser as required by this Agreement is conclusive in the absence of manifest error. A reference to an agreement includes a security interest, guarantee, agreement or legally enforceable arrangement whether or not in writing related to such agreement.
          A reference to a document includes an agreement in writing or a certificate, notice, instrument or document, or any information recorded in electronic form. Where Seller is required to provide any document to Purchaser under the terms of this Agreement, the relevant document shall be provided in writing or printed form unless Purchaser requests otherwise.
          This Agreement is the result of negotiations among, and has been reviewed by counsel to, Purchaser and Seller, and is the product of all parties. In the interpretation of this Agreement, no rule of construction shall apply to disadvantage one party on the ground that such party proposed or was involved in the preparation of any particular provision of this Agreement or this Agreement itself. Except where otherwise expressly stated, Purchaser may give or withhold, or give conditionally, approvals and consents and may form opinions and make determinations in its absolute sole discretion, subject in all cases to the implied covenant of good faith and fair dealing. Except as specifically required herein, any requirement of good faith, discretion or judgment by Purchaser shall not be construed to require Purchaser to request or await receipt of information or documentation not immediately available from or with respect to Seller, any other Person or the Purchased Assets themselves.
3.	THE TRANSACTIONS
     (a) It is acknowledged and agreed that, notwithstanding any other provision of this Agreement to the contrary, the facility provided under this Agreement is an uncommitted facility and Purchaser shall have no obligation to enter into any Transactions hereunder.
     (b) Subject to the terms and conditions of the Program Documents, Purchaser may enter into Transactions provided, that the Aggregate MRA Purchase Price shall not exceed, as of any date of determination, the lesser of (a) the Maximum Aggregate Purchase Price and (b) the Asset Base.
     (c) With respect to the purchase of any Eligible Mortgage Loans, Seller shall deliver, no later than 11:00 a.m. (New York City time) two (2) Business Days prior to the proposed Purchase Date (the date on which such notice is so given, the “Notice Date”; provided that if such notice is given after 11:00 a.m. (New York City time) two (2) Business Days prior to the proposed Purchase Date, the Notice Date shall be deemed to be the next succeeding Business Day and the proposed Purchase Date shall be no earlier than two (2) Business Days after the date on which such notice is given), the following:
     (i) a Seller Mortgage Loan Schedule,
     (ii) a Transaction Notice to Purchaser; and
     (iii) the complete Mortgage Files to Custodian for each Mortgage Loan subject to such Transaction.

     (d) Upon Seller’s request to enter into a Transaction pursuant to Section 3(c), Purchaser shall, assuming there has been a Confirmation issued and assuming all conditions precedent set forth in this Section 3 and in Sections 10(a) and (b) have been met, and provided no Default or Event of Default shall have occurred and be continuing, on the requested Purchase Date purchase the Eligible Mortgage Loans included in the related Transaction Notice by transferring the Purchase Price (net of any fees and expense then due and payable by Seller to Purchaser pursuant to the Agreement) in accordance with the following wire instructions or as otherwise provided:

Receiving Bank:	Bank of New York Mellon
ABA#:	021-000-018
DDA#:	GLA 111569 WVI
Account Name:	BBPLC NY Branch Whole Loans Warehouse
Reference:	Two Harbor Warehouse
Attention:	Whole Loan Operations/Roberto Wang 201-499-2139
     (e) On the related Price Differential Determination Date, Agent shall calculate the Price Differential for each outstanding Transaction payable on the Monthly Payment Date utilizing the Pricing Rate. Not less than two (2) Business Days prior to each Monthly Payment Date, Agent shall provide Seller with an invoice for the amount of the Price Differential due and payable with respect to all outstanding Transactions, setting forth the calculations thereof in reasonable detail and all accrued fees and expenses then due and owing to Purchaser. On the earliest of (1) the Monthly Payment Date or (2) the Termination Date, Seller shall pay to Purchaser the Price Differential then due and payable for (x) all outstanding Transactions and (y) Purchased Assets for which Purchaser has received the related Repurchase Price (other than Price Differential) pursuant to Section 3(f).
     (f) With respect to a Transaction, upon the Repurchase Date, Seller shall pay to Purchaser the related Repurchase Price together with any other Obligations then due and payable, and shall repurchase all Purchased Assets then subject to such Transaction. The Repurchase Price shall be transferred directly to Purchaser.
     (g) If Agent determines in its sole discretion that any Change in Law or any change in accounting rules regarding capital requirements has the effect of reducing the rate of return on Purchaser’s capital or on the capital of any Affiliate of Purchaser under this Agreement as a consequence of such Change in Law or change in accounting rules, then from time to time Seller will compensate Purchaser for such reduced rate of return suffered as a consequence of such Change in Law or change in accounting rules on terms similar to those imposed by Purchaser. Further, if due to the introduction of, any change in, or the compliance by Purchaser with (i) any eurocurrency reserve requirement, or (ii) the interpretation of any law, regulation or any guideline or request from any central bank or other Governmental Authority whether or not having the force of law, there shall be an increase in the cost to Purchaser in engaging in the present or any future Transactions, then Seller shall, from time to time and upon demand by Purchaser, compensate Purchaser for such increased costs, and such amounts shall be deemed a part of the Obligations hereunder. Purchaser shall provide Seller with notice as to any such Change in Law, change in accounting rules or change in compliance 30 days prior to the implementation of any charge or costs due under this Section 3(g).
     (h) Seller shall indemnify the Purchaser and hold the Purchaser harmless from any losses, costs and/or expenses which the Purchaser may sustain or incur as a result of Seller terminating any Transaction on or before a Repurchase Date arising from the reemployment of funds obtained by the Purchaser hereunder or from actual out of pocket fees and expenses payable to terminate the deposits from which such funds were obtained (“Breakage Costs”). The Agent shall deliver to Seller a statement setting forth the amount and basis of determination of any Breakage Costs in such detail as determined in good faith by the Purchaser to be adequate, it being agreed that such statement and the method of its calculation shall be adequate and shall be conclusive and binding upon Seller, absent manifest error. The provisions of this Section 3(h) shall survive termination of this Agreement.

4. CONFIRMATION
     In the event that parties hereto desire to enter into a Transaction the parties shall execute a confirmation prior to entering into such Transaction, which confirmation shall be in a form that is mutually agreeable to Purchaser and Seller and shall specify such terms, including, without limitation, the Purchase Date, the Purchase Price, the Pricing Rate therefor and the Repurchase Date (a “Confirmation”). Any such Confirmation and the related Transaction Notice, together with this Agreement, shall constitute conclusive evidence of the terms agreed to between Purchaser and Seller with respect to the Transaction to which the Confirmation relates. In the event of any conflict between this Agreement and a Confirmation, the terms of the Confirmation shall control with respect to the related Transaction.
     Immediately following receipt by the Seller of Confirmation from the Purchaser, an Eligible Mortgage Loan Commitment Fee will accrue with respect to the committed amount until the earlier of the purchase of such loan or loans by the Purchaser hereunder or written notification from the Seller to Purchaser that Seller shall not acquire such loan or loans or shall otherwise no longer need such Confirmation.
5. INCOME
     Income Payments.
     (a) Where a particular term of a Transaction extends over the date on which Income is paid in respect of any Purchased Asset subject to that Transaction, (i) Seller and Purchaser shall direct the Servicer to deposit such Income into the Collection Account no later than one (1) Business Day after receipt thereof, and (ii) such Income shall be the property of Purchaser subject to subsections 5(b) and (c) below.
     (b) On the Monthly Payment Date, if no Event of Default is then continuing, the Seller and the Purchaser shall cause the Bank to withdraw from the Collection Account all Income on deposit therein with respect to all Purchased Assets subject to all Transactions, and to apply such amount in the following order of priority:
     (i) to pay to Purchaser an amount equal to the Price Differential accrued with respect to the Purchased Assets as of such Monthly Payment Date;
     (ii) to pay to Purchaser all other Obligations then due and payable from Seller to Purchaser;
     (iii) to pay to Purchaser an amount sufficient to eliminate any outstanding Margin Deficit (or Margin Deficit which would result from the withdrawal of funds from the Collection Account on such date); and
     (iv) to pay to Seller any remainder for its own account.
     (c) On the Monthly Payment Date, if an Event of Default is then continuing, the Seller and the Purchaser shall cause the Bank to withdraw from the Collection Account all Income on deposit therein with respect to all Purchased Assets subject to all Transactions, and to apply such amount in the following order of priority:

     (i) to pay to Purchaser an amount equal to the Price Differential accrued with respect to the Purchased Assets as of such Monthly Payment Date;
     (ii) to pay to Purchaser an amount equal to the aggregate Repurchase Price for all outstanding Transactions;
     (iii) to pay to Purchaser all other Obligations then due and payable from Seller to Purchaser; and
     (iv) to pay to Seller any remainder for its own account.
6. PAYMENT AND TRANSFER
     Unless otherwise agreed by Seller and Purchaser, all transfers of funds hereunder shall be in Dollars in immediately available funds. Seller shall remit (or, if applicable, shall cause to be remitted) directly to Purchaser all payments required to be made by it to Purchaser hereunder or under any other Program Document in accordance with wire instructions provided by Purchaser. Any payments received by Purchaser after 5:00 p.m. (New York City time) shall be applied on the next succeeding Business Day.
7. MARGIN MAINTENANCE
     (a) Agent shall determine the Market Value of the Purchased Assets on a daily basis as determined by Agent in its good faith discretion.
     (i) If, as of any date of determination, the lesser of (a) the unpaid principal balance of the Purchased Assets and (b) the aggregate Market Value of all related Purchased Assets subject to all Transactions, taking into account the cash then on deposit in the Collection Account, multiplied by the applicable Purchase Price Percentage is less than the Repurchase Price for all such Transactions (a “Margin Deficit”), then Agent may, by notice to the Seller (as such notice is more particularly set forth below, a “Margin Call”), require Seller to transfer to Purchaser or its designee cash or, at Purchaser’s option (and provided Seller has additional Eligible Mortgage Loans), additional Eligible Mortgage Loans to Purchaser (“Additional Purchased Mortgage Loans”) to cure the Margin Deficit. If the Agent delivers a Margin Call to the Seller on or prior to 11:00 a.m. (New York City time) on any Business Day, then the Seller shall transfer cash or Additional Purchased Mortgage Loans to Purchaser or its designee no later than (i) 5:00 p.m. (New York City time) on the same Business Day. In the event the Agent delivers a Margin Call to Seller after 11:00 a.m. (New York City time) on any Business Day, Seller shall be required to transfer cash or Additional Purchased Mortgage Loans no later than (i) 12:00 p.m. (New York City time) on the next succeeding Business Day.
     (ii) If, on any day prior to the Termination Date, if no Event of Default has occurred and is continuing, (x) the aggregate Market Value of all Purchased Assets subject to all Transactions, taking into account all cash then on deposit in the Collection Account, multiplied by the applicable Purchase Price Percentage is greater than (y) the Repurchase Price as of such date (such excess amount, a “Margin Excess”), Seller may upon at least two (2) Business Days prior notice to Purchaser request Purchaser to apply and Purchaser shall apply or cause the Bank to apply an amount necessary to reduce the Margin Excess to zero on the next Monthly Payment Date. Any Margin Excess paid by Purchaser under this provision shall be applied by Purchaser to increase the respective Purchase Price of the Purchased Assets.

     (b) [RESERVED]
     (c) Any cash transferred to Purchaser or its designee pursuant to Section 5 herein shall reduce the Repurchase Price of the related Transactions.
     (d) The failure of Purchaser, on any one or more occasions, to exercise its rights hereunder, shall not change or alter the terms and conditions of this Agreement or limit the right of the Purchaser to do so at a later date. Seller and Purchaser each agree that a failure or delay by a Purchaser to exercise its rights hereunder shall not limit or waive Purchaser’s rights under this Agreement or otherwise existing by law or in any way create additional rights for Seller.
     (e) For the avoidance of doubt, it is hereby understood and agreed that Seller shall be responsible for satisfying any Margin Deficit existing as a result of any reduction of the unpaid principal balance of any Purchased Asset pursuant to any action by any bankruptcy court.
     (f) Notwithstanding section 7(b) above, (i) amounts due on account of a Margin Deficit or Margin Excess hereunder shall be netted against any Variation Margin as defined under the Forward AAA Securities Purchase Agreement before Margin Call payments or payments of Margin Excess are made and (ii) to the extent that any payment amount with respect to a Margin Call or Margin Excess at the time due and owing is less than $100,000 (the “Minimum Transfer Amount”), the party owing such amount is not required to transfer funds until such amount reaches the Minimum Transfer Amount; for avoidance of doubt all such amounts shall remain due and owing.
8. TAXES; TAX TREATMENT
     (a) All payments made by Seller under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities (including penalties, interest and additions to tax) with respect thereto imposed by any Governmental Authority therewith or thereon, excluding income taxes, branch profits taxes, franchise taxes or any other tax imposed on net income by the United States, a state or a foreign jurisdiction under the laws of which the Purchaser is organized or of its applicable lending office, or a state or foreign jurisdiction with respect to which Purchaser has a present or former connection, or any political subdivision thereof (collectively, “Taxes”), all of which shall be paid by Seller for its own account not later than the date when due. If Seller is required by law or regulation to deduct or withhold any Taxes from or in respect of any amount payable hereunder, it shall: (a) make such deduction or withholding, (b) pay the amount so deducted or withheld to the appropriate Governmental Authority not later than the date when due, (c) deliver to the Purchaser, promptly, original tax receipts and other evidence satisfactory to Purchaser of the payment when due of the full amount of such Taxes; and (d) pay to the Purchaser such additional amounts as may be necessary so that the Purchaser receives, free and clear of all Taxes, a net amount equal to the amount it would have received under this Agreement, as if no such deduction or withholding had been made.
     (b) In addition, Seller agrees to pay to the relevant Governmental Authority in accordance with applicable law any current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (including, without limitation, mortgage recording taxes, transfer taxes and similar fees) imposed by the United States or any taxing authority thereof or therein that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement (“Other Taxes”).

     (c) Seller agrees to indemnify Purchaser for the full amount of Taxes (including additional amounts with respect thereto) and Other Taxes, and the full amount of Taxes of any kind imposed by any jurisdiction on amounts payable under this Section 8, and any liability (including penalties, interest and expenses arising thereon or with respect thereto) arising therefrom or with respect thereto, provided that Purchaser shall have provided Seller with evidence, reasonably satisfactory to Seller, of payment of Taxes or Other Taxes, as the case may be. Notwithstanding Seller’s indemnification obligations under this paragraph, in the event any Taxes are imposed that result in an indemnification or other payment obligation of Seller under this Section 8, Seller shall indemnify Purchaser for such taxes as provided herein, but shall also be entitled to challenge or dispute the imposition of such Taxes with the applicable Governmental Authority, regardless of whether such Taxes are imposed on Seller or a Purchaser, and Seller shall be entitled to control any proceeding relating to such Taxes, including as to settlement so long as it does not result in material harm to the Purchaser, as determined in the Purchaser’s reasonable discretion. At Seller’s request, a Purchaser shall reasonably cooperate in any such challenge, dispute or proceeding; provided, however, no Purchaser shall be required to provide any tax return or other proprietary or confidential information.
     (d) Agent and any Purchaser that either (i) is not incorporated under the laws of the United States, any State thereof, or the District of Columbia or (ii) whose name does not include “Incorporated,” “inc.,” “Corporation,” “Corp.,” “P.C.,” “insurance company,” or “assurance company” (a “Foreign Purchaser”) shall provide Seller and Agent with original properly completed and duly executed United States Internal Revenue Service (“IRS”) Forms W-8BEN or W-8ECI or any successor form prescribed by the IRS, certifying that such Person is entitled to benefits under an income tax treaty to which the United States is a party which eliminates withholding tax on payments to it or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States on or prior to the date upon which each such Foreign Purchaser becomes a Purchaser. In addition, the Agent shall be a “qualified intermediary” (as defined in Treasury regulation section 1.1441-1(e)(5)) and provide the Seller with an original properly completed and duly executed IRS Form W-8IMY with “qualified intermediary” checked in Part I and Part II properly completed to provide that the Agent is a “qualified intermediary” for Purchaser with respect to payments under this Agreement and the other Program Documents (with all appropriate attachments) for any amount received on behalf of a Purchaser which eliminates withholding tax on payments to it on or after the date it becomes an Agent. Agent and each Foreign Purchaser will resubmit the appropriate form eliminating withholding tax on payments to it on the earliest of (A) the third anniversary of the prior submission, or (B) on or before the expiration of thirty (30) days after there is a “change in circumstances” with respect to such Person as defined in Treas. Reg. Section 1.1441-1(e)(4)(ii)(D). For any period with respect to which the Agent or a Foreign Purchaser has failed to provide Seller with the appropriate form or other relevant document pursuant to this Section 8(d) (unless such failure is due to a change in treaty, law, or regulation occurring subsequent to the date on which a form originally was required to be provided) such Person shall not be entitled to “gross-up” of Taxes or indemnification under Section 8(c) with respect to Taxes imposed by the United States; provided, however that should a Foreign Purchaser, which is otherwise exempt from a withholding tax, become subject to Taxes because of its failure to deliver a form required hereunder, Seller shall take such steps as such Foreign Purchaser shall reasonably request to assist such Foreign Purchaser to recover such Taxes. If a payment made to a Purchaser under this Agreement would be subject to U.S. Federal withholding Taxes imposed by FATCA if such Purchaser fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Purchaser shall deliver to the Seller (A) a certification signed by the chief financial officer, principal accounting officer, treasurer or controller, and (B) other documentation reasonably requested by Seller sufficient for the Seller to comply with its obligations under FATCA and to determine that such Purchaser has complied with such applicable reporting requirements.
     (e) Without prejudice to the survival or any other agreement of Seller hereunder, the agreements and obligations of Seller contained in this Section 8 shall survive the termination of this Agreement. Nothing contained in this Section 8 shall require Purchaser to make available any of their tax returns or other information that it deems to be confidential or proprietary; provided, however, that Seller shall have no liability for Taxes and Other Taxes under this Section to the extent Purchaser shall thereby fail or refuse to provide Seller with evidence, reasonably satisfactory to Seller, necessary for the assessment, liability or defense of any such amounts.
     (f) Each party to this Agreement acknowledges that it is its intent solely for purposes of U.S. federal, state and local income and franchise taxes to treat each Transaction as indebtedness of Seller that is secured by the Purchased Assets and that the Purchased Assets are owned by Seller in the absence of an Event of Default by Seller. All parties to this Agreement agree to such treatment and agree to take no action inconsistent with this treatment, unless required by law.
9. SECURITY INTEREST; PURCHASER’S APPOINTMENT AS ATTORNEY-IN-FACT
     (a) Seller and Purchaser intend that (other than for accounting purposes) the Transactions hereunder be sales to Purchaser of the Purchased Assets and not loans from Purchaser to Seller secured by the Purchased Assets. However, in order to preserve Purchaser’s rights under this Agreement in the event that a court or other forum recharacterizes the Transactions hereunder as other than sales, and as security for Seller’s performance of all of its Obligations, Seller hereby grants to Purchaser a first priority security interest in the Purchased Assets. Seller acknowledges and agrees that its rights with respect to the Purchased Assets are and shall continue to be at all times junior and subordinate to the rights of Purchaser hereunder.
     (b) Seller hereby irrevocably constitutes and appoints Purchaser and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of Seller and in the name of Seller or in its own name, from time to time in Purchaser’s discretion, to file such financing statement or statements relating to the Purchased Assets as Purchaser at its option may deem appropriate, and if an Event of Default shall have occurred and be continuing, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be reasonably necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, Seller hereby gives Purchaser the power and right, on behalf of Seller, without assent by, but with notice to, Seller, to do the following if an Event of Default shall have occurred and be continuing and Purchaser has elected to exercise its remedies pursuant to Section 18 hereof:
     (i) in the name of Seller, or in its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due with respect to any Purchased Assets and to file any claim or to take any other action or initiate and maintain any appropriate proceeding in any appropriate court of law or equity or otherwise deemed appropriate by Purchaser for the purpose of collecting any and all such moneys due with respect to any Purchased Assets whenever payable;
     (ii) to pay or discharge taxes and Liens levied or placed on or threatened against the Purchased Assets;
     (iii) (A) to direct any party liable for any payment under any Purchased Assets to make payment of any and all moneys due or to become due thereunder directly to Purchaser or as Purchaser shall direct, (B) in the name of Seller, or in its own name, or otherwise as appropriate, to directly send or cause the applicable servicer to send “hello” letters, “goodbye” letters in the form of Exhibit D, and Section 404 Notices; (C) to ask or demand for, collect, receive payment of and receipt for any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Purchased Assets; (D) to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any Purchased Assets; (E) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Purchased Assets or any proceeds thereof and to enforce any other right in respect of any Purchased Assets; (F) to defend any suit, action or proceeding brought against Seller with respect to any Purchased Assets; (G) to settle, compromise or adjust any suit, action or proceeding described in clause (F) above and, in connection therewith, to give such discharges or releases as Purchaser may deem appropriate; and (H) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any Purchased Assets as fully and completely as though Purchaser was the absolute owner thereof for all purposes, and to do, at Purchaser’s option and Seller’s expense, at any time, and from time to time, all acts and things which Purchaser deems necessary to protect, preserve or realize upon the Purchased Assets and Purchaser’s Liens thereon and to effect the intent of this Agreement, all as fully and effectively as Seller might do.
     Seller hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable.
     Seller also authorizes Purchaser, from time to time if an Event of Default shall have occurred and be continuing, to execute any endorsements, assignments or other instruments of conveyance or transfer with respect to the Purchased Assets in connection with any sale provided for in Section 18 hereof.
     The powers conferred on Purchaser hereunder are solely to protect Purchaser’s interests in the Purchased Assets and shall not impose any duty upon it to exercise any such powers. Purchaser shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither Purchaser nor any of its officers, directors, employees or agents shall be responsible to Seller for any act or failure to act hereunder.
10. CONDITIONS PRECEDENT
     (a) As conditions precedent to the initial Transaction, Purchaser shall have received on or before the day of such initial Transaction the following, in form and substance satisfactory to Purchaser and duly executed by each party thereto (as applicable):
     (i) Each of the Program Documents duly executed and delivered by the parties thereto and being in full force and effect, free of any modification, breach or waiver;
     (ii) Certificates of an officer of each of Seller and Guarantor attaching certified copies of Seller’s and Guarantor’s respective consents or charter, bylaws and corporate resolutions, as applicable, approving the Program Documents and Transactions thereunder (either specifically or by general resolution), and all documents evidencing other necessary corporate action or governmental approvals as may be required in connection with the Program Documents;
     (iii) Certified copies of good standing certificates from the jurisdictions of organization of each of Seller and Guarantor, dated as of no earlier than the date which is ten (10) Business Days prior to the Purchase Date with respect to the initial Transaction hereunder;
     (iv) An incumbency certificate of the secretary of each of Seller and Guarantor certifying the names, true signatures and titles of Seller’s and Guarantor’s respective representatives who are duly authorized to request Transactions hereunder and to execute the Program Documents and the other documents to be delivered thereunder;

     (v) An opinion of Seller’s counsel as to such matters as Purchaser may reasonably request (including, without limitation, with respect to Purchaser’s first priority lien on and perfected security interest in the Purchased Assets, a no material litigation, non-contravention, enforceability and corporate opinion with respect to Seller, an opinion with respect to the inapplicability of the Investment Company Act of 1940 to Seller and the Guarantor, an opinion that this Agreement constitutes a “repurchase agreement” and a “securities contract” within the meaning of the Bankruptcy Code and an opinion that no Transaction constitutes an avoidable transfer under Section 546(f) of the Bankruptcy Code, each in form and substance acceptable to Purchaser);
     (vi) Seller shall have provided evidence of all material licenses necessary to conduct business as now being conducted and as proposed to be conducted under this Agreement;
     (vii) A copy of the insurance policies required by Section 14(q) of this Agreement;
     (viii) Purchaser and/or Agent shall have completed the due diligence review of the loan files and Servicing File for the Eligible Mortgage Loans that are to be subject to such Transaction pursuant to Section 36, and such review shall be satisfactory to Purchaser and Agent in their sole discretion;
     (ix) Evidence that all other actions necessary to perfect and protect Purchaser’s interest in the Purchased Assets have been taken, including, without limitation, the establishment of the Collection Account, and duly prepared for filing Uniform Commercial Code financing statements acceptable to Purchaser and covering the Purchased Assets on Form UCC1;
     (x) Seller shall have provided evidence, satisfactory to Purchaser and Agent, that Servicer’s Approvals are in good standing;
     (xi) Seller shall have provided evidence (including the Account Number) that it has established the Collection Account; and
     (xii) Any other documents reasonably requested by Purchaser or Agent.
     (b) The Purchaser may, in its sole discretion, enter into a Transaction pursuant to this Agreement if following conditions precedent have been satisfied:
     (i) Purchaser or its designee shall have received on or before the Purchase Date with respect to Eligible Mortgage Loans that are to be the subject of such Transaction (unless otherwise specified in this Agreement) the following, in form and substance satisfactory to Purchaser and (if applicable) duly executed:
(A)	Seller shall have paid to Purchaser and Purchaser shall have received all accrued and unpaid fees and expenses owed to Purchaser pursuant to Section 23 in immediately available funds, and without deduction, set-off or counterclaim;
(B)	The Transaction Notice and Seller Mortgage Loan Schedule with respect to such Purchased Assets, delivered pursuant to Section 3(c);

(C)	Such certificates, customary opinions of counsel or other documents as Purchaser may reasonably request, provided that such opinions of counsel shall not be required routinely in connection with each Transaction but shall only be required from time to time as deemed necessary by Purchaser in its commercially reasonable judgment;
(D)	Purchaser has received and approved the MLPA and the Servicing Agreement;
(E)	An original trust receipt executed by the Custodian without exceptions;
(F)	Such other certifications of Custodian as are required under the Custodial Agreement; and
(G)	a duly executed Warehouse Lender’s Release from any Warehouse Lender (including any party that has a precautionary security interest in a Mortgage Loan) having a security interest in any Mortgage Loans, substantially in the form of Exhibit E, addressed to Purchaser, releasing any and all of its right, title and interest in, to and under such Mortgage Loan (including, without limitation, any security interest that such secured party or secured party’s agent may have by virtue of its possession, custody or control thereof) and, to the extent applicable, Uniform Commercial Code termination statements in respect of any Uniform Commercial Code filings made in respect of such Mortgage Loan.
     (ii) No Default or Event of Default shall have occurred and be continuing;
     (iii) Purchaser shall not have reasonably determined that the introduction of or a change in any Requirement of Law or in the interpretation or administration of any requirement of law applicable to Purchaser has made it unlawful, and no Governmental Authority shall have asserted that it is unlawful, for Purchaser to enter into Transactions with the applicable Pricing Rate;
     (iv) All representations and warranties in the Program Documents shall be true and correct on the date of such Transaction and Seller is in compliance with the terms and conditions of the Program Documents, other than as may be expressly waived by the Purchaser;
     (v) The then Aggregate MRA Purchase Price when added to the Purchase Price for the requested Transaction, shall not exceed the lesser of (a) the Maximum Aggregate Purchase Price and (b) the Asset Base;
     (vi) [RESERVED];
     (vii) Satisfaction of any conditions precedent to the initial Transaction as set forth in clause (a) of this Section 10 that were not satisfied prior to such initial Purchase Date;
     (viii) Purchaser shall have determined that all actions necessary to maintain Purchaser’s perfected security interest in the Purchased Assets have been taken;
     (ix) Purchaser or their designee shall have received any other documents reasonably requested by Purchaser; and

     (x) There is no Margin Deficit at the time immediately prior to entering into a new Transaction (other than a Margin Deficit that will be cured contemporaneous with such Transaction in accordance with the provisions of Section 7 hereof).
11. RELEASE OF PURCHASED ASSETS
     Upon timely payment in full of the Repurchase Price and all other Obligations (if any) then owing with respect to a Purchased Asset pursuant to Section 3(f) hereof, unless a Margin Deficit or an Event of Default shall have occurred and be continuing: (a) Purchaser shall be deemed to have terminated any security interest that Purchaser may have in such Purchased Asset, (b) all of Purchaser’s right, title and interest in such Purchased Assets shall automatically transfer to Seller, and (c) with respect to such Purchased Asset, Purchaser shall or shall direct Custodian to release such Purchased Asset to Seller. Except as set forth in Sections 5, 18(a)(i) and 15, Seller shall give at least two (2) Business Days prior written notice to Purchaser if such repurchase shall occur on any date other than the Repurchase Date.
     If the repurchase gives rise to a Margin Deficit, Purchaser shall notify Seller of the amount thereof and Seller may thereupon satisfy the Margin Call in the manner specified in Section 7.
12. RELIANCE
     With respect to any Transaction, Purchaser may conclusively rely upon, and shall incur no liability to Seller in acting upon, any request or other communication that Purchaser reasonably believes to have been given or made by a person authorized to enter into a Transaction on Seller’s behalf.
13. REPRESENTATIONS AND WARRANTIES
     Each of the Guarantor and Seller hereby represents and warrants to Purchaser and Agent, and shall on and as of the Purchase Date for any Transaction and on and as of each date thereafter through and including the related Repurchase Date be deemed to represent and warrant to Purchaser and Agent that:
     (a) Due Organization, Qualification, Power, Authority and Due Authorization. Each of the Guarantor and Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and it has qualified to do business in each jurisdiction in which it is legally required to do so. Each of the Guarantor and Seller has the power and authority under its certificate of incorporation, bylaws and applicable law to enter into this Agreement and the Program Documents and to perform all acts contemplated hereby and thereby or in connection herewith and therewith; this Agreement and the Program Documents and the transactions contemplated hereby and thereby have been duly authorized by all necessary action and do not require any additional approvals or consents or other action by, or any notice to or filing with, any Person other than any that have heretofore been obtained, given or made.
     (b) Noncontravention. The consummation of the transactions contemplated by this Agreement and Program Documents are in the ordinary course of business of each of the Guarantor and Seller and will not conflict with, result in the breach of or violate any provision of the charter or by-laws of Seller or Guarantor or result in the breach of any provision of, or conflict with or constitute a default under or result in the acceleration of any obligation under, any agreement, indenture, loan or credit agreement or other instrument to which Seller or Guarantor, the Mortgage Loans or any of Seller’s Property or Guarantor’s Property is or may be subject to, or result in the violation of any law, rule, regulation, order, judgment or decree to which Seller, Guarantor, the Mortgage Loans or Seller’s Property or Guarantor’s Property is subject.

     (c) Legal Proceeding. There is no action, suit, proceeding, inquiry or investigation, at law or in equity, or before or by any court, public board or body pending or, to Seller’s knowledge or Guarantor’s knowledge, threatened against or affecting Seller or Guarantor (or, to Seller’s knowledge, or Guarantor’s knowledge any basis therefor) wherein an unfavorable decision, ruling or finding would adversely affect the validity or enforceability of this Agreement, the Program Documents or any agreement or instrument to which Seller is a party and which is used or contemplated for use in the consummation of the transactions contemplated hereby, would materially and adversely affect the proceedings of Seller in connection herewith or would or could materially and adversely affect Seller’s ability or Guarantor’s ability to carry out its obligations hereunder.
     (d) Valid and Binding Obligations. This Agreement, the Program Documents and every other document to be executed by Seller or Guarantor in connection with this Agreement is and will be legal, valid, and binding obligations of Seller or Guarantor, as applicable, enforceable in accordance with their respective terms, except that (A) the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, receivership and other similar laws relating to creditors’ rights generally and (B) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
     (e) Financial Statements. The financial statements of each of Guarantor and Seller, copies of which have been furnished to Purchaser, (i) are, as of the dates and for the periods referred to therein, complete and correct in all material respects, (ii) present fairly the financial condition and results of operations of Seller as of the dates and for the periods indicated and (iii) have been prepared in accordance with GAAP consistently applied, except as noted therein (subject as to interim statements to normal year-end adjustments). Since the date of the most recent financial statements, there has been no Material Adverse Change with respect to Seller or Guarantor. Except as disclosed in such financial statements or pursuant to Section 14(i) hereof, neither Guarantor nor Seller is subject to any contingent liabilities or commitments that, individually or in the aggregate, have a material possibility of causing a Material Adverse Change with respect to Seller.
     (f) Accuracy of Information. Neither this Agreement nor any representations and warranties or information relating to Seller or Guarantor that Seller or Guarantor has delivered or caused to be delivered to Purchaser, including, but not limited to, all documents related to this Agreement, the Program Documents or Seller’s or Guarantor’s financial statements, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements made therein or herein in light of the circumstances under which they were made, not misleading. Since the furnishing of such documents or information, there has been no change, nor any development or event involving a prospective change that would render any of such documents or information untrue or misleading in any material respect.
     (g) No Consents. No consent, license, approval or authorization from, or registration, filing or declaration with, any regulatory body, administrative agency or other governmental instrumentality, nor any consent, approval, waiver or notification of any creditor, lessor or other non-governmental Person, is required in connection with the execution, delivery and performance by Seller or Guarantor of this Agreement or any other Program Document, other than any that have heretofore been obtained, given or made.
     (h) Compliance With Law, Etc. No practice, procedure or policy employed or proposed to be employed by Seller or Guarantor in the conduct of its businesses violates any law, regulation, judgment, agreement, regulatory consent, order or decree applicable to it which, if enforced, would result in a Material Adverse Effect.

     (i) Solvency. Each of Guarantor and Seller is solvent and will not be rendered insolvent by any Transaction and, after giving effect to each such Transaction, neither Guarantor nor Seller will be left with an unreasonably small amount of capital with which to engage in its business. Neither Guarantor nor Seller intends to incur, nor believes that it has incurred, debts beyond its ability to pay such debts as they mature. Neither Guarantor nor Seller is contemplating the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of Seller or Guarantor or any of their respective assets.
     (j) Fraudulent Conveyance. The amount of consideration being received by Seller in respect of each Transaction, taken as a whole, constitutes reasonably equivalent value and fair consideration for the related Purchased Assets. Seller is not transferring any Purchased Assets with any intent to hinder, delay or defraud any of its creditors. The Agreement and the Program Documents, any other document contemplated hereby or thereby and each transaction have not been entered into fraudulently by Seller hereunder, or with the intent to hinder, delay or defraud any creditor or Purchaser.
     (k) Investment Company Act Compliance. Neither Guarantor nor Seller is required to be registered as an “investment company” as defined under the Investment Company Act nor as an entity under the control of an entity required to be registered as an “investment company” as defined under the Investment Company Act.
     (l) Taxes. Seller has filed all federal and state tax returns which are required to be filed and paid all taxes, including any assessments received by it, to the extent that such taxes are shown to be due on such returns (other than for taxes that are being contested in good faith or for which it has established adequate reserves). Any taxes, fees and other governmental charges payable by Seller or Guarantor in connection with a Transaction and the execution and delivery of the Program Documents have been or shall be timely paid.
     (m) Additional Representations. With respect to each Asset to be sold hereunder by Seller to Purchaser, Seller hereby makes all of the applicable representations and warranties set forth in the related MLPA as of the date the related Mortgage File is delivered to Purchaser or the Custodian with respect to the Assets and continuously while such Asset is subject to a Transaction. Further, as of each Purchase Date, Seller shall be deemed to have represented and warranted in like manner that Seller has no knowledge that any such representation or warranty may have ceased to be true in a material respect as of such date, except as otherwise stated in a Transaction Notice, any such exception to identify the applicable representation or warranty and specify in reasonable detail the related knowledge of Seller.
     (n) No Broker. Neither Guarantor nor Seller has dealt with any broker, investment banker, agent, or other person, except for Purchaser, who may be entitled to any commission or compensation in connection with the sale of Purchased Assets pursuant to this Agreement; provided, that if Seller or Guarantor has dealt with any broker, investment banker, agent, or other person, except for Purchaser, who may be entitled to any commission or compensation in connection with the sale of Purchased Assets pursuant to this Agreement, such commission or compensation shall have been paid in full by Seller or Guarantor.
     (o) Good Title. Seller has not sold, assigned, transferred, pledged or hypothecated any interest in any individual Mortgage Loan to any person other than any sale, assignment, transfer, pledge or hypothecation that is released in conjunction with the sale to Purchaser hereunder, and upon delivery of a Purchased Asset to Purchaser, Purchaser will be the sole owner thereof (other than for tax and accounting purposes), free and clear of any lien, claim or encumbrance other than those arising under this Agreement.

     (p) Approvals. Servicer has all requisite Approvals. Each of Guarantor and Seller have all material licenses and permits necessary to conduct its business as now being conducted and to enter into and perform under this Agreement and the Program Documents.
     (q) Custodian. The Custodian is not an Affiliate of Seller.
     (r) [RESERVED]
     (s) Mortgage Recordation. The original Mortgage in respect to each Mortgage Loan has been submitted for recordation in the appropriate public recording office in the applicable jurisdictions wherein such recordation is necessary to perfect the lien thereof as against creditors of the Seller.
     (t) Affiliated parties. Seller is not an Affiliate of the Custodian or the Bank.
     The representations and warranties set forth in this Agreement shall survive transfer of the Purchased Assets to Purchaser and shall continue for so long as the Purchased Assets are subject to this Agreement.
14. COVENANTS OF SELLER
     Seller hereby covenants and agrees with Purchaser and Agent as follows:
     (a) Defense of Title. Seller warrants and will defend the right, title and interest of Purchaser in and to all Purchased Assets against all adverse claims and demands.
     (b) No Amendment or Compromise. None of Seller or those acting on Seller’s behalf shall amend, modify, or waive any term or condition of, or settle or compromise any claim in respect of, any item of the Purchased Assets, any related rights or any of the Program Documents without the prior written consent of Purchaser, except if such amendment or modification does not (i) affect the amount or timing of any payment of principal or interest payable with respect to a Purchased Asset, extend its scheduled maturity date, modify its interest rate, or constitute a cancellation or discharge of its outstanding principal balance or (ii) materially and adversely affect the security afforded by the real property, furnishings, fixtures, or equipment securing the Purchased Asset. Notwithstanding the foregoing, the Seller or Servicer may amend, modify or waive any term or condition of the individual Mortgage Loans in accordance with Accepted Servicing Practices; provided, that Seller shall promptly notify Purchaser of any amendment, modification or waiver that causes any Mortgage Loan to cease to be an Eligible Mortgage Loan.
     (c) No Assignment. Except as permitted herein, Seller shall not sell, assign, transfer or otherwise dispose of, or grant any option with respect to, or pledge, hypothecate or grant a security interest in, or Lien on or otherwise encumber (except pursuant to the Program Documents) any of the Purchased Assets or any interest therein, provided that this Section 14(c) shall not prevent any of the following: any contribution, sale, assignment, transfer or conveyance of Purchased Assets in accordance with the Program Documents and any forward purchase commitment or other type of take out commitment for the Purchased Assets (without vesting rights in the related purchasers as against Purchaser).
     (d) [RESERVED]

     (e) Preservation of Purchased Assets. Seller shall take all actions necessary or, in the opinion of Purchaser, desirable, to preserve the Purchased Assets so that they remain subject to a first priority perfected security interest hereunder and deliver evidence that such actions have been taken, including, without limitation, duly executed and filed Uniform Commercial Code financing statements on Form UCC1. Without limiting the foregoing, Seller will materially comply with all applicable laws, rules, regulations and other laws of any Governmental Authority applicable to Seller relating to the Purchased Assets and cause the Purchased Assets to materially comply with all applicable laws, rules, regulations and other laws of any such Governmental Authority.
     (f) Maintenance of Papers, Records and Files.
     (i) Seller shall maintain all Records relating to the Purchased Assets not in the possession of Custodian in good and complete condition in accordance with mortgage lending industry practices and preserve them against loss. Seller shall collect and maintain or cause to be collected and maintained all such Records in accordance with industry custom and practice, and all such Records shall be in Purchaser’s or Custodian’s possession unless Purchaser otherwise approves in writing. Seller will not cause or authorize any such papers, records or files that are an original or an only copy to leave Custodian’s possession, except for individual items removed in connection with servicing a specific Mortgage Loan, in which event Seller will obtain or cause to be obtained a receipt from the Custodian for any such paper, record or file, or as otherwise permitted under the Custodial Agreement.
     (ii) For so long as Purchaser has an interest in or Lien on any Purchased Asset, Seller will hold or cause to be held all related Records for the sole benefit of Purchaser.
     (iii) Upon reasonable advance notice from Custodian or Purchaser, Seller shall (x) make any and all such Records available to Custodian or Agent for examination, either by its own officers or employees, or by agents or contractors, or both, and make copies of all or any portion thereof, (y) permit Agent or its authorized agents to discuss the affairs, finances and accounts of Seller with its chief operating officer and chief financial officer and to discuss the affairs, finances and accounts of Seller with its independent certified public accountants.
     (g) Financial Statements and Other Information; Financial Covenants.
     (i) Seller shall keep or cause to be kept in reasonable detail books and records setting forth an account of its assets and business and, as applicable, shall clearly reflect therein the transfer of Purchased Assets to Purchaser. Seller or Guarantor, as applicable, shall furnish or cause to be furnished to Purchaser the following:
(A) Financial Statements.
          (1) Within ninety (90) days after the end of each fiscal year of each of Seller and Guarantor, the consolidated audited balance sheets of Guarantor and its respective consolidated Subsidiaries, and the unaudited balance sheet of Seller, which in each case will be in conformity with GAAP, and the related consolidated and, in the case of Guarantor, audited statements of income and changes in equity showing the financial condition of Seller and Guarantor, respectively, and their respective consolidated Subsidiaries as of the close of such fiscal year and the results of operations during such year, and consolidated and, in the case of Guarantor, audited statements of cash flows, as of the close of such fiscal year, setting forth, in each case, in comparative form the corresponding figures for the preceding year. The foregoing consolidated audited financial statements of Guarantor are to be reported on by, and to carry the unqualified report of, an independent public accountant of national standing and are to be accompanied by a letter of management in form and substance reasonably acceptable to Purchaser and Agent;

          (2) Within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of each of Seller and Guarantor, consolidated unaudited balance sheets and consolidated statements of income and changes in equity and unaudited statement of cash flows showing the financial condition and results of operations of Seller and Guarantor, respectively, and their respective consolidated Subsidiaries, each on a consolidated basis as of the end of each such quarter and for the then elapsed portion of the fiscal year, setting forth, in each case, in comparative form the corresponding figures for the corresponding periods of the preceding fiscal year, certified by a financial officer of Seller or Guarantor, as applicable, as presenting fairly the financial position and results of operations of Seller and Guarantor, respectively, and their respective consolidated Subsidiaries and as having been prepared in accordance with GAAP consistently applied, in each case, subject to normal year-end audit adjustments;
          (3) Within fifteen (15) days after the end of each month, a report containing Seller’s and Guarantor’s estimated Net Asset Value and estimated Net Asset Value per share, including the calculation thereof, and its most recent monthly report of performance, in each case for the immediately preceding calendar month;
          (4) Promptly upon receipt thereof, a copy of each other report submitted to Seller and Guarantor by their independent public accountants in connection with any annual, interim or special audit of Seller or Guarantor, as applicable;
          (5) Such supplements to the aforementioned documents and such other information regarding the operations, business, affairs and financial condition of the Seller, Guarantor or any of Seller’s or Guarantor’s respective consolidated Subsidiaries as Purchaser may reasonably request.
     (ii) Guarantor shall comply with the following financial covenants:
(A)	Guarantor shall at all times maintain:
          (1) As of the last Business Day of each calendar quarter, Net Asset Value greater than $250 million;
          (2) As of last Business Day of each calendar quarter, Total Debt to Net Asset Value less than the Threshold Ratio; and
          (3) As of last Business Day of each calendar quarter, Cash and Cash Equivalents greater than $25 million.
     (iii) Certifications. Seller shall execute and deliver a quarterly certification substantially in the form of Exhibit A attached hereto within fifteen (15) days after the end of each calendar quarter.
     (h) [RESERVED]

     (i) Notice of Material Events. Seller shall promptly inform Purchaser and Agent in writing of any of the following:
     (i) any Default, Event of Default by Seller or Guarantor or (to the extent Seller shall become aware) by any other Person (other than Purchaser or Purchaser’s Affiliates) of any material obligation under any Program Document, or the occurrence or existence of any event or circumstance that Seller reasonably expects will with the passage of time become a Default, Event of Default by Seller or any other Person;
     (ii) any material change in the insurance coverage of Seller as required to be maintained pursuant to Section 14(q) hereof, or any other Person pursuant to any Program Document, with copy of evidence of same attached;
     (iii) the commencement of, or any determination in, any material dispute, litigation, investigation, proceeding, sanctions or suspension between Seller or Guarantor, on the one hand, and any Governmental Authority or any other Person, on the other;
     (iv) any material change in accounting policies or financial reporting practices of Seller which could reasonably be expected to have a Material Adverse Effect;
     (v) any event, circumstance or condition that has resulted, or has a reasonable likelihood of resulting in either a Material Adverse Change or a Material Adverse Effect with respect to Seller;
     (vi) any material modifications to the Seller’s underwriting or acquisition guidelines;
     (vii) any financial covenants or margin maintenance requirements Seller becomes subject to or any change or modification to, or waiver of compliance with, any financial covenants or margin maintenance requirements Seller is obligated to comply with, in either case, under any agreement for Indebtedness;
     (j) Maintenance of Approvals. Seller shall take all reasonable actions to cause Servicer maintain its Approvals at all times during the term of this Agreement. If, for any reason, Servicer ceases to maintain any such Approval, Seller shall so notify Purchaser and Agent immediately upon knowledge thereof.
     (k) Maintenance of Licenses. Each of Guarantor and Seller shall (i) maintain all material licenses, permits or other approvals necessary for Guarantor and Seller to conduct its business and to perform its obligations under the Program Documents, (ii) remain in good standing under, and comply in all material respects with, all laws of each state in which it conducts business or any Mortgaged Property is located, and (iii) conduct its business in accordance with applicable law in all material respects.
     (l) Taxes, Etc. Each of Guarantor and Seller shall pay and discharge or cause to be paid and discharged, when due all taxes, assessments and governmental charges or levies imposed upon it or upon its income and profits or upon any of its property, real, personal or mixed (including without limitation, the Purchased Assets) or upon any part thereof, as well as any other lawful claims which, if unpaid, might become a Lien upon such properties or any part thereof, except for any such taxes, assessments and governmental charges, levies or claims as are appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are provided. Seller shall file on a timely basis all federal, and state and local tax and information returns, reports and any other information statements or schedules required to be filed by or in respect of it.

     (m) Nature of Business. Neither Guarantor nor Seller shall make any material change in the nature of its business as carried on at the date hereof.
     (n) Limitation on Distributions. Each of Guarantor and Seller shall have the right to pay dividends so long as Guarantor remains in compliance with the financial covenants set forth in Section 14(g)(ii) immediately following such dividend distribution. Notwithstanding the foregoing, if an Event of Default has occurred and is continuing, neither Guarantor nor Seller shall make any payment of any dividends or make distributions on account of, or set apart assets for a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of, any capital stock, senior or subordinate debt of Seller or Guarantor or other equity interests, respectively, thereof, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Seller or Guarantor. Nothing in this Section 14(n) shall prevent or otherwise limit Seller or Guarantor from declaring dividends or paying distributions on its equity interests necessary or required for guarantor to pay its expenses and so that Guarantor can declare dividends to qualify as a “real estate investment trust” under Section 856 of the Code; provided that Seller shall notify Purchaser of any such payments prior to making such payments and, if such payment results in a breach of financial covenant, Purchaser shall not be deemed to have waived such breach as a result of this sentence.
     (o) Use of Custodian. Without the prior written consent of Purchaser, Seller shall use no third party custodian as document custodian other than the Custodian for the Mortgage File relating to the Mortgage Loans.
     (p) Merger of Seller. Seller shall not, at any time, directly or indirectly (i) liquidate or dissolve or enter into any consolidation or merger or be subject to a Change in Control or sell all or substantially all of its Property (other than in connection with an asset-based financing or other secondary market transaction related to the Seller’s assets in the ordinary course of the Seller’s business) without providing Purchaser with not less than forty-five (45) days’ prior written notice of such event; (ii) form or enter into any partnership, joint venture, syndicate or other combination which would have a Material Adverse Effect with respect to Seller; or (iii) make any Material Adverse Change with respect to Seller.
     (q) Insurance. Seller shall obtain and maintain insurance with responsible companies in such amounts and against such risks as are customarily carried by business entities engaged in similar businesses similarly situated, and will furnish Purchaser on request full information as to all such insurance, and provide within fifteen (15) days after receipt of such request the certificates or other documents evidencing renewal of each such policy.
     (r) Affiliate Transaction. Seller shall not, at any time, directly or indirectly, sell, lease or otherwise transfer any property or assets to, or otherwise acquire any property or assets from, or otherwise engage in any transactions with, any of its Affiliates unless the terms thereof are no less favorable to Seller than those that could be obtained at the time of such transaction in an arm’s length transaction with a Person who is not such an Affiliate.
     (s) Change of Fiscal Year. Seller shall not, at any time, directly or indirectly, except upon ninety (90) days’ prior written notice to Purchaser, change the date on which its fiscal year begins from its current fiscal year beginning date.
     (t) Fees and Expenses. Seller shall timely pay to Purchaser all fees and actual out of pocket expenses, if any, required to be paid by Seller pursuant to Section 23 hereunder and under any other Program Document to Purchaser in immediately available funds, and without deduction, set-off or counterclaim in accordance with Purchaser’s Wire Instructions.

     (u) Further Documents. Seller shall, upon request of Purchaser or Agent, promptly execute and deliver to Purchaser or Agent all such other and further documents and instruments of transfer, conveyance and assignment, and shall take such other action as Purchaser or Agent may reasonably require more effectively to transfer, convey, assign to and vest in Purchaser and to put Purchaser in possession of the property to be transferred, conveyed, assigned and delivered hereunder and otherwise to carry out more effectively the intent of the provisions under this Agreement.
     (v) Due Diligence. Seller will permit Purchaser, Agent or their respective agents or designees to perform due diligence reviews on the Mortgage Loans subject to each Transaction hereunder within seven (7) days following the related Purchase Date. Seller shall cooperate in all respects with such diligence and shall provide Purchaser, Agent or their respective agents or designees with all loan files and other information (including, without limitation, Seller’s quality control procedures and results) reasonably requested by Purchaser, Agent or their respective agents or designees. Purchaser shall bear all of its own or its agents’ or designees’ costs and expenses associated with such due diligence.
15. REPURCHASE OF PURCHASED ASSETS
     Upon discovery by Seller of a breach of any of the representations and warranties set forth on Exhibit B to this Agreement, Seller shall give prompt written notice thereof to Purchaser. Upon any such discovery by Purchaser, Purchaser will likewise notify Seller. It is understood and agreed that the representations and warranties set forth in Exhibit B to this Agreement with respect to the Purchased Assets shall survive delivery of the respective Mortgage Files to the Purchaser or Custodian with respect to the Purchased Assets and shall inure to the benefit of Purchaser. The fact that Purchaser has conducted or has failed to conduct any partial or complete due diligence investigation in connection with their purchase of any Purchased Asset shall not affect Purchaser’s right to demand repurchase or any other remedy as provided under this Agreement. Seller shall, within five (5) Business Days of the earlier of Seller’s discovery or receipt of written notice with respect to any Purchased Asset of (i) any breach of a representation or warranty contained in Exhibit B of this Agreement or (ii) any failure to deliver any of the items required to be delivered as part of the Mortgage File within the time period required for delivery pursuant to the Custodial Agreement, in each case having a Material Adverse Effect, promptly cure such breach or delivery failure in all material respects. If within five (5) Business Days after the earlier of Seller’s discovery of such breach or delivery failure or receipt of written notice thereof that such breach or delivery failure has not been remedied by Seller in all material respects, Seller shall promptly upon receipt of written instructions from Purchaser, at Purchaser’s option, repurchase such Purchased Asset at a purchase price equal to the Repurchase Price with respect to such Purchased Asset by wire transfer to the account designated by Purchaser.
16. SERVICING OF THE MORTGAGE LOANS
     (a) Transfer of Servicing Rights, Servicing Files and Servicing. With respect to the Servicing Rights of each Servicing Released Mortgage Loan, Seller shall transfer such Servicing Rights to Purchaser or its designee on the related Purchase Date. With respect to the Servicing Files and the physical and contractual servicing of each Mortgage Loan to the extent in the possession of Seller, Seller shall deliver such Servicing Files and the physical and contractual servicing to Purchaser or its designee on the related Purchase Date. Seller’s transfer of the Servicing Rights, Servicing Files and the physical and contractual servicing under this Section shall be in accordance with customary standards in the industry including the transfer of the gross amount of all escrows held for the related Mortgagors (without reduction for unreimbursed advances or “negative escrows”).

     (b) Servicing Agreement. The Mortgage Loans will be serviced pursuant to the related Servicing Agreement.
17. EVENTS OF DEFAULT
     With respect to any Transactions covered by or related to this Agreement, the occurrence of any of the following events shall constitute an “Event of Default”:
     (a) Seller fails to transfer the Purchased Assets to the applicable Purchaser on the applicable Purchase Date (provided the Purchaser has tendered the related Purchase Price);
     (b) Seller either fails to repurchase the Purchased Assets on the applicable Repurchase Date or fails to perform its obligations under Section 7 or the last sentence of Section 15 within two (2) Business Days of the earlier of (x) Seller’s receipt of written notice from Purchaser or Custodian of such breach or (y) the date on which Seller obtains actual knowledge of the facts giving rise to such breach;
     (c) Seller shall fail to (i) remit to Purchaser when due any payment required to be made under the terms of this Agreement, any of the other Program Documents or any other contracts or agreements delivered in connection herewith or therewith, or (ii) perform, observe or comply with any material term, condition, covenant or agreement contained in this Agreement or any of the other Program Documents (other than the other “Events of Default” set forth in this Section 17) or any other contracts or agreements delivered in connection herewith or therewith, and such failure is not cured within the time period expressly provided for therein, or, if no such cure period is provided, within two (2) Business Days of the earlier of (x) Seller’s receipt of written notice from Purchaser or Custodian of such breach or (y) the date on which Seller obtains actual knowledge of the facts giving rise to such breach;
     (d) Any representation or warranty made by Seller (or any of Seller’s officers) in the Program Documents or in any other document delivered in connection therewith shall have been incorrect or untrue in any material respect when made or repeated or deemed by the terms thereof to have been made or repeated (other than the representations or warranties in Exhibit B which shall be considered solely for the purpose of determining whether the related Purchased Asset is an Eligible Mortgage Loan, unless Seller shall have made any such representation or warranty with the knowledge that it was materially false or misleading at the time made or repeated or deemed to have been made or repeated);
     (e) Seller or the Guarantor shall be in default under, or fail to perform as requested under, or shall otherwise breach the material terms of any agreement relating to, in each case beyond any applicable cure period, (i) any Indebtedness between Seller (or any of Seller’s Affiliates if such event would have a Material Adverse Effect on Seller or Guarantor), or the Guarantor on the one hand, and the Purchaser or any of Purchaser’s Affiliates, on the other hand (such amount in excess of $1,000,000), or (ii) any Indebtedness of Seller or the Guarantor (or any of Seller’s Affiliates if such event would have a Material Adverse Effect on Seller or Guarantor) in excess of $10 million;
     (f) Any Event of Insolvency of the Seller or Guarantor (or any of Seller’s Affiliates if such event would have a Material Adverse Affect on Seller or Guarantor);
     (g) Any final judgment or order for the payment of money in excess of $1,000,000 in the aggregate (to the extent that it is, in the reasonable determination of Purchaser, uninsured and provided that any insurance or other credit posted in connection with an appeal shall not be deemed insurance for these purposes) shall be rendered against Seller or Guarantor (or any of Seller’s Affiliates if such event would have a Material Adverse Affect on Seller or Guarantor) by one or more courts, administrative tribunals or other bodies having jurisdiction over them and the same shall not be discharged (or provisions shall not be made for such discharge) satisfied, or bonded, or a stay of execution thereof shall not be procured, within sixty (60) days from the date of entry thereof and Seller or Guarantor (or any of Seller’s Affiliates if such event would have a Material Adverse Affect on Seller or Guarantor), as applicable, shall not, within said period of sixty (60) days, or such longer period during which execution of the same shall have been stayed or bonded, appeal therefrom and cause the execution thereof to be stayed during such appeal;
     (h) Any Governmental Authority or any person, agency or entity acting or purporting to act under governmental authority (i) shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the Property of Seller or Guarantor (or any of Seller’s Affiliates if such event would have a Material Adverse Affect on Seller or Guarantor), or shall have taken any action to displace the management of Seller or Guarantor (or any of Seller’s Affiliates if such event would have a Material Adverse Affect on Seller or Guarantor) or to curtail its authority in the conduct of the business of Seller or Guarantor (or any of Seller’s Affiliates if such event would have a Material Adverse Affect on Seller or Guarantor), or (ii) takes any action in the nature of enforcement to remove, limit or restrict the approval of Seller or Guarantor (or any of Seller’s Affiliates if such event would have a Material Adverse Affect on Seller or Guarantor) as an issuer, buyer or a seller/servicer of Mortgage Loans or securities backed thereby;
     (i) Guarantor, shall fail to comply with any of the financial covenants set forth in Section 14(g)(ii) two (2)Business Days after notice or knowledge;
     (j) Any Material Adverse Effect shall have occurred and continues unremedied for two (2) Business Days;
     (k) This Agreement shall for any reason cease to create a valid first priority security interest or ownership interest upon transfer in any material portion of the Purchased Assets purported to be covered hereby;
     (l) A Change in Control of Seller or Guarantor shall have occurred that has not been approved by Agent;
     (m) A material event of default shall have occurred and be continuing beyond the expiration of any applicable cure periods under any of the Program Documents;
     (n) Guarantor’s publicly traded stock is delisted or otherwise involuntarily removed from the New York Stock Exchange; or
     (o) Guarantor’s failure to file Form 10-K or Form 10-Q within the time frame required by the SEC, but in any case no later than 75 days after such period end in the case of Form 10-K, and 40 days after such period end in the case of Form 10-Q.
18. REMEDIES
     Upon the occurrence of an Event of Default, the Purchaser, at its option, shall have the right to exercise any or all of the following rights and remedies:
     (a) (i) The Repurchase Date for each Transaction hereunder shall, if it has not already occurred, be deemed immediately to occur (except that, in the event that the Purchase Date for any Transaction has not yet occurred as of the date of such exercise or deemed exercise, such Transaction shall be deemed immediately canceled). Seller’s Obligations hereunder, to repurchase all Purchased

Assets at the Repurchase Price therefor on the Repurchase Date in such Transactions shall thereupon become immediately due and payable; all Income paid after such exercise or deemed exercise shall be remitted to and retained by Purchaser and applied in accordance with Section 5 hereof; Seller shall immediately deliver to Purchaser or its designee any and all original papers, records and files relating to the Purchased Assets subject to such Transaction then in its possession and/or control; and all right, title and interest in and entitlement to such Purchased Assets and Servicing Rights thereon shall become property of Purchaser.
     (ii) Purchaser may (A) sell, on or following the Business Day following the date on which the Repurchase Price becomes due and payable pursuant to Section 18(a)(i) without notice or demand of any kind, at a public or private sale and at such price or prices as Purchaser may reasonably deem satisfactory, any or all or portions of the Purchased Assets on a servicing-released or servicing-retained basis, as Purchaser may determine in its sole discretion and/or (B) in its sole discretion elect, in lieu of selling all or a portion of such Purchased Assets, to give Seller credit for such Purchased Assets (including the Servicing Rights in respect of sales on a servicing-retained basis) in an amount equal to the Market Value of the Purchased Assets against the aggregate unpaid Repurchase Price and any other amounts owing by Seller hereunder. Seller shall remain liable to Purchaser for any amounts that remain owing to Purchaser following a sale and/or credit under the preceding sentence. The proceeds of any disposition of Purchased Assets shall be applied in accordance with Section 5.
     (iii) The parties recognize that it may not be possible to purchase or sell all of the Purchased Assets on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for such Purchased Assets may not be liquid. In view of these characteristics of the Purchased Assets, the parties agree that liquidation of a Transaction or the underlying Purchased Assets does not require a public purchase or sale but that a good faith private purchase or sale shall be permitted provided it shall be conducted in a commercially reasonable manner in order to maximize the value of the Purchased Assets. Accordingly, Purchaser may elect the time and manner of liquidating any Purchased Asset and nothing contained herein shall obligate Purchaser to liquidate any Purchased Asset upon the occurrence of an Event of Default or to liquidate all Purchased Assets in the same manner or on the same Business Day or shall constitute a waiver of any right or remedy of Purchaser. Notwithstanding the foregoing, the parties to this Agreement agree that the Transactions have been entered into in consideration of and in reliance upon the fact that all Transactions hereunder constitute a single business and contractual obligation and that each Transaction has been entered into in consideration of the other Transactions.
     (iv) The Purchaser may terminate the Agreement.
     (b) Seller hereby acknowledges, admits and agrees that Seller’s obligations under this Agreement are recourse obligations of Seller. In addition to their rights hereunder, Purchaser shall have the right to proceed against any of Seller’s assets which may be in the possession of Purchaser, any of Purchaser’s Affiliates or their designee (including the Custodian), including the right to liquidate such assets and to set-off the proceeds against monies owed by Seller to Purchaser pursuant to this Agreement. Purchaser may set off cash, the proceeds of the liquidation of the Purchased Assets and Additional Purchased Mortgage Loans and all other sums or obligations owed by Purchaser to Seller or against all of Seller’s Obligations to Purchaser, or Seller’s obligations to Purchaser under any other agreement between the parties, or otherwise, whether or not such obligations are then due, without prejudice to Purchaser’s right to recover any deficiency.

     (c) Purchaser shall have the right to obtain physical possession of the Records and all other files of Seller relating to the Purchased Assets and all documents relating to the Purchased Assets which are then or may thereafter come into the possession of Seller or any third party acting for Seller and Seller shall deliver to Purchaser such assignments as Purchaser shall request.
     (d) Purchaser shall have the right to direct all Persons servicing the Purchased Assets to take such action with respect to the Purchased Assets as Purchaser determines appropriate, including, without limitation, using its rights under a power of attorney granted pursuant to Section 9(b) hereof.
     (e) Purchaser shall, without regard to the adequacy of the security for the Obligations, be entitled to the appointment of a receiver by any court having jurisdiction, without notice, to take possession of and protect, collect, manage, liquidate, and sell the Purchased Assets or any portion thereof, collect the payments due with respect to the Purchased Assets or any portion thereof, and do anything that Purchaser is authorized hereunder to do. Seller shall pay all costs and expenses incurred by Purchaser in connection with the appointment and activities of such receiver, and such shall be deemed part of the Obligations hereunder.
     (f) Purchaser may, at its option upon an Event of Default, enter into one or more hedging transactions covering all or a portion of the Purchased Assets, and Seller shall be responsible for all costs and expenses (including reasonable legal expenses) of any kind incurred in connection with the entering into of such hedging transactions, but not any costs, expenses, damages or judgments of any kind which may be later imposed on, incurred by or asserted against Purchaser relating to or arising out of such hedging transactions; including without limitation any losses resulting from such hedging transactions. Seller’s obligation for the foregoing costs and expenses shall be deemed part of the Obligations hereunder.
     (g) In addition to all the rights and remedies specifically provided herein, Purchaser shall have all other rights and remedies provided by applicable federal, state, foreign and local laws, whether existing at law, in equity or by statute, including, without limitation, all rights and remedies available to a purchaser/secured party under the Uniform Commercial Code.
     Except as otherwise expressly provided in this Agreement, Purchaser shall have the right to exercise any of their rights and/or remedies without presentment, demand, protest or further notice of any kind, other than as expressly set forth herein, all of which are hereby expressly waived by Seller.
     Purchaser may enforce its rights and remedies hereunder without prior judicial process or hearing, and Seller hereby expressly waives, to the extent permitted by law, any right Seller might otherwise have to require Purchaser to enforce its rights by judicial process. Seller also waives, to the extent permitted by law, any defense Seller might otherwise have to the Obligations, or any guaranty thereof, arising from use of nonjudicial process, enforcement and sale of all or any portion of the Purchased Assets or from any other election of remedies. Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.
     Seller shall cause all sums received by it with respect to the Purchased Assets to be deposited promptly in the Collection Account upon receipt thereof.
19. DELAY NOT WAIVER; REMEDIES ARE CUMULATIVE
     No failure on the part of Purchaser to exercise, and no delay by Purchaser in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by Purchaser of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All rights and remedies of Purchaser provided for herein are cumulative and in addition to any and all other rights and remedies provided by law, the Program Documents and the other instruments and agreements contemplated hereby and thereby, and are not conditional or contingent on any attempt by Purchaser to exercise any of its rights under any other related document. Purchaser may exercise at any time after the occurrence of an Event of Default one or more remedies permitted hereunder, as it so desires, and may thereafter at any time and from time to time exercise any other remedy or remedies permitted hereunder.
20. USE OF EMPLOYEE PLAN ASSETS
     No assets of an employee benefit plan subject to any provision of ERISA shall be used by either party hereto in a Transaction.
21. INDEMNITY
     (a) Seller agrees to indemnify and hold harmless Purchaser, Agent and their Affiliates and their respective officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities, taxes, increased costs and all other expenses including out-of-pocket expenses (including, without limitation, reasonable fees and expenses of outside counsel and audit fees) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including without limitation, in connection with) (i) any investigation, litigation or other proceeding (whether or not such Indemnified Party is a party thereto) relating to, resulting from or arising out of any of the Program Documents, other than the Forward AAA Securities Agreement, and all other documents related to such Program Documents, any breach by Seller of any representation or warranty or covenant in this Agreement or any other Program Document, other than the Forward AAA Securities Agreement, and all actions taken pursuant thereto, (ii) the Transactions, the actual or proposed use of the proceeds of the Transactions, this Agreement or any of the transactions contemplated thereby, (iii) the actual or alleged presence of hazardous materials on any Property or any environmental action relating in any way to any Property, (iv) the actual or alleged violation of any federal, state, municipal or local predatory lending laws arising out of the Transactions or the Purchased Assets, or (v) the reduction of the unpaid principal balance of a Purchased Asset due to an action authorized by any bankruptcy proceeding or other case arising out of or relating to any petition under the Bankruptcy Code, in each case, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted directly from such Indemnified Party’s negligence or willful misconduct or is the result of a claim made by Seller against the Indemnified Party, and Seller is ultimately the successful party in any resulting litigation or arbitration. Seller and Purchaser each hereby agrees not to assert any claim against the other party or any of its Affiliates, or any of their respective officers, directors, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Program Documents, the actual or proposed use of the proceeds of the Transactions, this Agreement or any of the transactions contemplated thereby. THE FOREGOING INDEMNITY AND AGREEMENT NOT TO ASSERT CLAIMS EXPRESSLY APPLIES, WITHOUT LIMITATION, TO THE NEGLIGENCE (BUT NOT GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF THE INDEMNIFIED PARTIES.
     (b) If Seller fails to pay when due any costs, expenses or other amounts payable by it under this Agreement, including, without limitation, reasonable fees and expenses of counsel and indemnities, such amount may be paid on behalf of Seller by Purchaser, in its sole discretion and Seller shall remain liable for any such payments by Purchaser and such amounts shall be deemed part of the Obligations hereunder. No such payment by Purchaser shall be deemed a waiver of any of Purchaser’s rights under the Program Documents.

     (c) Without prejudice to the survival of any other agreement of Seller hereunder, the covenants and obligations of Seller contained in this Section 21 shall survive the payment in full of the Repurchase Price and all other amounts payable hereunder and delivery of the Purchased Assets by Purchaser against full payment therefor.
22. WAIVER OF REDEMPTION AND DEFICIENCY RIGHTS
     Seller hereby expressly waives, to the fullest extent permitted by law, every statute of limitation on a deficiency judgment, any reduction in the proceeds of any Purchased Assets as a result of restrictions upon Purchaser or Custodian contained in the Program Documents or any other instrument delivered in connection therewith, and any right that they may have to direct the order in which any of the Purchased Assets shall be disposed of in the event of any disposition pursuant hereto.
23. REIMBURSEMENT; SET-OFF
     (a) Except as provided in the following sentence, Seller shall not be responsible for Purchaser’s legal costs and expenses or due diligence expenses associated with the initial negotiation of the Program Documents or associated with any modification of the Program Documents mutually agreed to by the Purchaser and Seller as necessary or desirable. Seller agrees to pay on demand all reasonable out-of-pocket costs and expenses of Purchaser in connection with the modification (except as provided in the preceding sentence), renewal and amendment of the Program Documents requested or necessitated by Seller (including, without limitation, (A) all collateral review and UCC search and filing fees and expenses and (B) the reasonable fees and expenses of outside counsel for Purchaser with respect to advising Purchaser as to its rights and responsibilities, or the perfection, protection or preservation of rights or interests, under this Agreement and any other Program Document, with respect to negotiations with Seller or with other creditors of Seller arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors’ rights generally and any proceeding ancillary thereto). Without prejudice to the survival of any other agreement of Seller hereunder, the covenants and obligations of Seller contained in this Section 23(a) shall survive the payment in full of the Repurchase Price and all other amounts payable hereunder and delivery of the Purchased Assets by Purchaser against full payment therefor.
     (b) In addition to any rights and remedies of Purchaser hereunder and at law, Purchaser and its Affiliates shall have the right, without prior notice to Seller, any such notice being expressly waived by Seller to the extent permitted by applicable law, upon any amount becoming due and payable (whether at the stated maturity, by acceleration or otherwise) by Seller hereunder or under any other agreement (including, without limitation, the Forward AAA Securities Agreement) entered into between Seller or any of its Affiliates on the one hand, and Purchaser or any of its Affiliates on the other hand, to set-off and appropriate and apply against such amount any and all Property and deposits (general or special, time or demand, provisional or final), in any currency, or any other credits, indebtedness or claims, in any currency, or any other collateral (in the case of collateral not in the form of cash or such other marketable or negotiable form, by selling such collateral in a recognized market therefor or as otherwise permitted by law or as may be in accordance with custom, usage or trade practice), in each case, whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Purchaser or any Affiliate thereof to or for the credit or the account of Seller of any of its Affiliates. Purchaser may also set-off cash and all other sums or obligations owed by Purchaser or its Affiliates to Seller or its Affiliates (whether under this Agreement or under any other agreement between the parties (including, without limitation, the Forward AAA Securities Agreement) or between Seller or any of its Affiliates, on the one hand, and Purchaser or any of its Affiliates, on the other) against all of Seller’s obligations to Purchaser or its Affiliates (whether under this Agreement or under any other agreement (including, without limitation, the Forward AAA Securities Agreement) between the parties or between Seller or any of its Affiliates, on the one hand, and Purchaser or any of its Affiliates, on the other), whether or not such obligations are then due. The exercise of any such right of set-off shall be without prejudice to Purchaser’s or its Affiliate’s right to recover any deficiency. Purchaser agrees to promptly notify Seller after any such set-off and application made by Purchaser; provided that the failure to give such notice shall not affect the validity of such set-off and application.
24. FURTHER ASSURANCES
     Seller agrees to do such further acts and things and to execute and deliver to Purchaser such additional assignments, acknowledgments, agreements, powers and instruments as are reasonably required by Purchaser to carry into effect the intent and purposes of this Agreement, to perfect the interests of Purchaser in the Purchased Assets or to better assure and confirm unto Purchaser its rights, powers and remedies hereunder.
25. ENTIRE AGREEMENT; PRODUCT OF NEGOTIATION
     This Agreement supersedes and integrates all previous negotiations, contracts, agreements and understandings between the parties relating to a sale and repurchase of Purchased Assets and Additional Purchased Mortgage Loans, and it, together with the other Program Documents, and the other documents delivered pursuant hereto or thereto, contains the entire final agreement of the parties. No prior negotiation, agreement, understanding or prior contract shall have any validity hereafter.
26. TERMINATION
     This Agreement shall remain in effect until the Termination Date. However, no such termination shall affect Seller’s outstanding obligations to Purchaser at the time of such termination. Seller’s obligations to indemnify Purchaser pursuant to this Agreement and the other Program Documents shall survive the termination hereof.
     At the request of Seller delivered to Purchaser no later than forty-five (45) days before the Maturity Date or, with respect to any Purchased Asset, the expiration of the related Maximum Time on Facility, respectively, Purchaser may in its discretion grant one or more extensions of the Maturity Date or related Maximum Time on Facility, respectively, by giving notice approving such extension and the extended Maturity Date or related Maximum Time on Facility, respectively, to Seller no later than the earlier of 15 days following Seller’s request or thirty (30) days before the Maturity Date or related Maximum Time on Facility, respectively. The failure of Purchaser to so deliver such notice approving the extension shall be deemed to be Purchaser’s determination not to extend the Maturity Date or related Maximum Time on Facility, respectively, unless Purchaser thereafter gives notice to the contrary. Any extension of the Maturity Date or related Maximum Time on Facility, respectively, shall be subject to the following: (i) no Default or Event of Default exists on the date of the request to extend the Maturity Date or related Maximum Time on Facility, respectively, and (ii) no Margin Deficit shall be outstanding. Seller may request one or more further extensions of the Maturity Date or related Maximum Time on Facility, respectively under the same terms and conditions as the request to extend the original Maturity Date or related Maximum Time on Facility, respectively.
27. REHYPOTHECATION; ASSIGNMENT
     (a) Purchaser may, in its sole election, and without the consent of the Seller engage in repurchase transactions with the Purchased Assets or otherwise pledge, hypothecate, assign, transfer or otherwise convey the Purchased Assets with a counterparty of Purchaser’s choice, in all cases subject to

Purchaser’s obligation to reconvey the Purchased Assets (and not substitutes therefor) on the Repurchase Date, all at no cost to the Seller. In the event Purchaser engages in a repurchase transaction with any of the Purchased Assets or otherwise pledges or hypothecates any of the Purchased Assets, Purchaser shall have the right to assign to Purchaser’s counterparty any of the applicable representations or warranties in Exhibit B to this Agreement and the remedies for breach thereof, as they relate to the Purchased Assets that are subject to such repurchase transaction.
     (b) The Program Documents and the Seller’s rights and obligations thereunder are not assignable by Seller without the prior written consent of Purchaser. Any Person into which Seller may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which Seller shall be a party, or any Person succeeding to the business of Seller, shall be the successor of Seller hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding. Without any requirement for further consent of the Seller and at no cost or expense to the Seller, each of Purchaser and Agent may, in its sole election, assign or participate all or a portion of its rights and obligations under this Agreement and the Program Documents with a counterparty of Purchaser’s or Agent’s choice. Purchaser or Agent shall notify Seller of any such assignment and participation and shall maintain, for review by Seller upon written request, a register of assignees and participants and a copy of any executed assignment and acceptance by Purchaser or Agent and assignee (“Assignment and Acceptance”), specifying the percentage or portion of such rights and obligations assigned. The Seller agrees that, for any such permitted assignment, Seller will cooperate with the prompt execution and delivery of documents reasonably necessary for such assignment process to the extent that Seller incurs no cost or expense that is not paid by the Purchaser or Agent, as applicable. Upon such assignment, (a) such assignee shall be a party hereto and to each Program Document to the extent of the percentage or portion set forth in the Assignment and Acceptance, and shall succeed to the applicable rights and obligations of Purchaser or Agent hereunder, and (b) Purchaser or Agent shall, to the extent that such rights and obligations have been so assigned by it to either (i) an Affiliate of Purchaser or Agent which assumes the obligations of Purchaser or Agent hereunder or (ii) to another Person which assumes the obligations of Purchaser or Agent hereunder, be released from their obligations hereunder accruing thereafter and under the Program Documents.
     (c) Purchaser and Agent may distribute to any prospective assignee, participant or pledgee any document or other information delivered to Purchaser by Seller subject to the confidentiality restrictions contained in Section 35 hereof; accordingly, such prospective assignee, participant or pledgee shall be required to agree to confidentiality provisions similar to those set forth in Section 35.
28. AMENDMENTS, ETC.
     No amendment or waiver of any provision of this Agreement nor any consent to any failure to comply herewith or therewith shall in any event be effective unless the same shall be in writing and signed by Seller, Purchaser and Agent, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
29. SEVERABILITY
     If any provision of any Program Document is declared invalid by any court of competent jurisdiction, such invalidity shall not affect any other provision of the Program Documents, and each Program Document shall be enforced to the fullest extent permitted by law.

30. BINDING EFFECT; GOVERNING LAW
     This Agreement shall be binding and inure to the benefit of the parties hereto and their respective successors and assigns. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF (EXCEPT FOR SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).
31. WAIVER OF JURY TRIAL; CONSENT TO JURISDICTION AND VENUE; SERVICE OF PROCESS
     SELLER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE PROGRAM DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. SELLER HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENTS, ON BEHALF OF ITSELF AND ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF ANY COURT OF THE STATE OF NEW YORK, OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE PROGRAM DOCUMENTS IN ANY ACTION OR PROCEEDING. EACH OF PURCHASER AND SELLER HEREBY SUBMITS TO, AND WAIVES ANY OBJECTION IT MAY HAVE TO, NON-EXCLUSIVE PERSONAL JURISDICTION AND VENUE IN THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, WITH RESPECT TO ANY DISPUTES ARISING OUT OF OR RELATING TO THE PROGRAM DOCUMENTS. EACH OF PURCHASER AND SELLER HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF A SUMMONS AND COMPLAINT AND OTHER PROCESS IN ANY ACTION, CLAIM OR PROCEEDING BROUGHT BY ANOTHER PARTY IN CONNECTION WITH THIS AGREEMENT OR THE OTHER PROGRAM DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER, OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS, ON BEHALF OF ITSELF OR ITS PROPERTY, IN THE MANNER SPECIFIED IN THIS SECTION 31 AND TO SUCH PARTY’S ADDRESS SPECIFIED IN SECTION 34 OR SUCH OTHER ADDRESS AS SUCH PARTY SHALL HAVE PROVIDED IN WRITING TO THE OTHER PARTIES HERETO. NOTHING IN THIS SECTION 31 SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO (I) SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW, OR (II) BRING ANY ACTION OR PROCEEDING AGAINST ANY OTHER PARTY OR ITS PROPERTIES IN THE COURTS OF ANY OTHER JURISDICTIONS.
32. SINGLE AGREEMENT
     Seller, Purchaser and Agent acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other. Accordingly, Seller, Purchaser and Agent each agree (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, and (ii) that payments, deliveries and other transfers made by any of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transaction hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.

33. INTENT
     Seller, Purchaser and Agent recognize that each of the Transactions and this Agreement is a “repurchase agreement” as that term is defined in Section 101 of the Bankruptcy Code, and a “securities contract” as that term is defined in Section 741 of the Bankruptcy Code, or a “qualified financial contract” as that term is defined in the Federal Deposit Insurance Act, as applicable.
     It is understood that Purchaser’s right to liquidate, the Purchased Assets and terminate and accelerate the Transactions and this Agreement or to exercise any other remedies pursuant to Section 18 hereof is a contractual right to liquidate, terminate and accelerate the Transactions under a repurchase agreement, a securities contract and a qualified financial contract as described in Sections 559, 555 and 561 of the Bankruptcy Code and Section 1821(e)(8)(A)(i) of the Federal Deposit Insurance Act, as applicable and across contracts, as described in Section 561 of the Bankruptcy Code. It is understood that Seller’s right to accelerate the Repurchase Date with respect to the Purchased Assets and any Transaction hereunder pursuant to Section 22 hereof is a contractual right to liquidate, terminate and accelerate the Transactions under a repurchase agreement, a securities contract and a qualified financial contract as described in Sections 559, 555 and 561 of the Bankruptcy Code and Section 1821(e)(8)(A)(i) of the Federal Deposit Insurance Act, as applicable.
     The parties hereby intend that any provisions hereof or in any other document, agreement or instrument that is related in any way to the servicing of the individual Mortgage Loans shall be deemed “related to” this Agreement within the meaning of Sections 101(38A)(A) and 101(47)(A)(v) of the Bankruptcy Code and part of the “contract” as such term is used in Section 741 of the Bankruptcy Code.
34. NOTICES AND OTHER COMMUNICATIONS
     Except as provided herein, all notices required or permitted by this Agreement shall be in writing (including without limitation by Electronic Transmission, email or facsimile) and shall be effective and deemed delivered only when received by the party to which it is sent; provided that notices of Events of Default and exercise of remedies or under Sections 6 or 18 shall be sent via overnight mail and by electronic transmission. Any such notice shall be sent to a party at the address, electronic mail or facsimile transmission number set forth below:

if to Seller or Guarantor:	Two Harbors Investment Corp.
601 Carlson Parkway, Suite 330
Minnetonka, MN 55305
Attention: General Counsel
Telephone: 612-615-6150
Facsimile: 612-615-3301
E-mail: legal@pinerivercapital.com

if to Purchaser:	Barclays Bank PLC
745 7th Avenue, 4th Floor
New York, New York 10019
Attention: Joseph O’Doherty
Telephone: 212-412-5517
Facsimile: 212-412-7333
E-mail: Joseph.odoherty@barcap.com

if to Agent:	Barclays Bank PLC
745 7th Avenue, 4th Floor
New York, New York 10019
Attention: Ellen Kiernan
Telephone: 212-412-7990
Facsimile: 212-412-7333
E-mail: ellen.kiernan@barcap.com
or to such other address, e-mail address or facsimile number as either party may notify to the others in writing from time to time.
35. CONFIDENTIALITY
     Seller, Purchaser and Agent each hereby acknowledge and agree that all written or computer-readable information provided by one party to the other in connection with the Program Documents or the Transactions contemplated thereby, including without limitation, Seller’s Mortgagor information in the possession of Purchaser (the “Confidential Terms”) shall be kept confidential and shall not be divulged to any party without the prior written consent of such other party except for (i) disclosure to Seller’s direct and indirect parent companies, directors, attorneys, agents or accountants, provided that such attorneys or accountants likewise agree to be bound by this covenant of confidentiality, or are otherwise subject to confidentiality restrictions or (ii) with prior (if feasible) written notice to the other parties, disclosure required by law, rule, regulation or order of a court or other regulatory body or (iii) with prior (if feasible) written notice to the other parties, disclosure to any approved hedge counterparty to the extent necessary to obtain any Hedge Instrument hereunder or (iv) any disclosures or filing required under Securities and Exchange Commission (“SEC”) or state securities’ laws; provided that in the case of clause (iv), neither party shall file the Pricing Side Letter. Notwithstanding anything herein to the contrary, except as reasonably necessary to comply with applicable securities laws, each party (and each employee, representative, or other agent of each party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure and, in particular, the tax treatment and tax structure shall not be considered confidential within the meaning of Treasury regulations section 1.6011-4. For this purpose, tax treatment and tax structure shall not include (i) the identity of any existing or future party (or any Affiliate of such party) to this Agreement or (ii) any specific pricing information or other commercial terms, including the amount of any fees, expenses, rates or payments arising in connection with the transactions contemplated by this Agreement.
36. DUE DILIGENCE
     Purchaser, Agent or any of their respective agents, representatives or permitted assigns shall have the right, upon reasonable prior notice and during normal business hours, to conduct inspection and perform continuing due diligence reviews of (x) the Purchased Assets and Seller’s and Guarantor’s performance of its obligations under the Program Documents, and (y) the Servicing File and the Purchased Assets. Seller agrees promptly to provide Purchaser, Agent and their respective agents with access to, copies of and extracts from any and all documents, records, agreements, instruments or information (including, without limitation, any of the foregoing in computer data banks and computer software systems) relating to the Purchased Assets and Seller’s and Guarantor’s respective business, operations, financial condition, performance of their obligations under the Program Documents, the documents contained in the Servicing Files or the Purchased Assets or assets proposed to be sold hereunder in the possession, or under the control, of Seller. In addition, Seller shall also make available to Purchaser and/or Agent, upon reasonable prior notice and during normal business hours, a knowledgeable financial or accounting officer of Seller for the purpose of answering questions respecting the Purchased Assets. Without limiting the generality of the foregoing, Seller acknowledges that Purchaser shall enter into transactions with Seller based solely upon the information provided by Seller to Purchaser and/or Agent and the representations, warranties and covenants contained herein, and that Purchaser and/or Agent, at its option, shall have the right at any time to conduct itself or through its agents, or require Seller to conduct quality reviews and underwriting compliance reviews of the individual Mortgage Loans at the expense of Seller. Any such diligence conducted by Purchaser and/or Agent shall not reduce or limit the Seller’s representations, warranties and covenants set forth herein. Purchaser and/or Agent shall bear the due diligence costs and expenses incurred pursuant to this Section 36.
37. GUARANTY
     (a) Subject to Section 37(h) below, Guarantor hereby unconditionally and irrevocably guarantees to Purchaser the prompt payment of the Guaranteed Obligations in full when due (whether at the stated maturity, by acceleration or otherwise). Any such payment shall be made at such place and in the same currency as such relevant Guaranteed Obligation is payable. This guaranty is a guaranty of payment and not solely of collection and is a continuing guaranty and shall apply to all Guaranteed Obligations whenever arising.
     (b) The obligations of the Guarantors hereunder are absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of this Agreement, or any other agreement or instrument referred to herein, to the fullest extent permitted by Applicable Law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor. Guarantor agrees that this guaranty may be enforced by Purchaser without the necessity at any time of resorting to or exhausting any security or collateral and without the necessity at any time of having recourse to this Agreement or any other Program Document or any collateral, if any, hereafter securing the Guaranteed Obligations or otherwise and Guarantor hereby waives the right to require Purchaser to proceed against any other Person or to require the Purchaser to pursue any other remedy or enforce any other right. Guarantor further agrees that nothing contained herein shall prevent Purchaser from suing in any jurisdiction on this Agreement or any other Program Document or foreclosing its security interest in or Lien on any collateral, if any, securing the Guaranteed Obligations or from exercising any other rights available to it under this Agreement or any instrument of security, if any, and the exercise of any of the aforesaid rights and the completion of any foreclosure proceedings shall not constitute a discharge of Guarantor’s obligations hereunder; it being the purpose and intent of Guarantor that its obligations hereunder shall be absolute, independent and unconditional under any and all circumstances. Neither Guarantor’s obligations under this guaranty nor any remedy for the enforcement thereof shall be impaired, modified, changed or released in any manner whatsoever by reason of the application of the laws of any foreign jurisdiction. Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligations and notice of or proof of reliance of by Purchaser upon this guaranty or acceptance of this guaranty. The Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this guaranty. All dealings between Seller and Guarantor, on the one hand, and Purchaser, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon this guaranty.
     (c) Guarantor agrees that (a) all or any part of the security which hereafter may be held for the Guaranteed Obligations, if any, may be exchanged, compromised or surrendered from time to time; (b) the Purchaser shall not have any obligation to protect, perfect, secure or insure any such security interests or Liens which hereafter may be held, if any, for the Guaranteed Obligations or the properties subject thereto; (c) the time or place of payment of the Guaranteed Obligations may be changed or extended, in whole or in part, to a time certain or otherwise, and may be renewed, increased or accelerated, in whole or in part; (d) Seller and any other party liable for payment under this Agreement may be granted indulgences generally; (e) any of the provisions of this Agreement or any other Program Document may be modified, amended or waived; and (f) any deposit balance for the credit of Seller or any other party liable for the payment of the Guaranteed Obligations or liable upon any security therefor may be released, in whole or in part, at, before or after the stated, extended or accelerated maturity of the Guaranteed Obligations, all without notice to or further assent by Guarantor, which shall remain bound thereon, notwithstanding any such exchange, compromise, surrender, extension, renewal, acceleration, modification, indulgence or release.
     (d) Guarantor expressly waives to the fullest extent permitted by Applicable Law: (a) notice of acceptance of this guaranty by the Purchaser and of all transfers of funds to Seller by Purchaser; (b) presentment and demand for payment or performance of any of the Guaranteed Obligations; (c) protest and notice of dishonor or of default (except as specifically required in this Agreement) with respect to the Guaranteed Obligations or with respect to any security therefor; (d) notice of Purchaser obtaining, amending, substituting for, releasing, waiving or modifying any Lien, if any, hereafter securing the Guaranteed Obligations, or Purchaser’s subordinating, compromising, discharging or releasing such Liens, if any; (e) all other notices to which Seller might otherwise be entitled in connection with the guaranty evidenced by this Section 37; and (f) demand for payment under this guaranty.
     (e) The obligations of Guarantor under this Section 37 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and Guarantor agrees that it will indemnify Purchaser on demand for all reasonable and documented costs and out-of-pocket expenses (including, without limitation, reasonable and documented fees and expenses of counsel) incurred by Purchaser in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.
     (f) Guarantor agrees that, as between Guarantor, on the one hand, and Purchaser, on the other hand, the Guaranteed Obligations may be declared to be forthwith due and payable as provided in Section 18 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 18) notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing such Guaranteed Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or such Guaranteed Obligations being deemed to have become automatically due and payable), such Guaranteed Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by Guarantor.
     (g) Guarantor hereby agrees that until the payment and satisfaction in full of all Guaranteed Obligations and the expiration and termination of the this Agreement it shall not exercise any right or remedy arising by reason of any performance by it of its guarantee in Section 37(a), whether by subrogation or otherwise, against Seller or any security for any of the Guaranteed Obligations.
     (h) Notwithstanding any provision to the contrary contained herein, to the extent the obligations of Guarantor shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any Applicable Law relating to fraudulent conveyances or transfers) then the obligations of Guarantor hereunder shall be limited to the maximum amount that is permissible under Applicable Law (as now or hereinafter in effect).

[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, Seller, Guarantor, Agent and Purchaser have caused their names to be signed to this Master Repurchase Agreement by their respective officers thereunto duly authorized as of the date first above written.

TWO HARBORS INVESTMENT CORP., as Guarantor
By:	/s/ Jeff Stolt
	Name:	Jeff Stolt
	Title:	Chief Financial Officer

TH TRS CORP., as Seller
By:	/s/ Jeff Stolt
	Name:	Jeff Stolt
	Title:	Director

BARCLAYS BANK PLC, as Purchaser and Agent
By:	/s/ Joseph O’Doherty
	Name:	Joseph O’Doherty
	Title:	Director
Signature Page to Master Repurchase Agreement

EXHIBIT A
QUARTERLY CERTIFICATION
     I, _______________________, _______________________ of TH TRS Corp. (the “Seller”), in accordance with that certain Master Repurchase Agreement (“Agreement”), dated as of May 17, 2011, by and among Barclays Bank PLC and Seller and Two Harbors Investment Corp., as Guarantor, do hereby certify that:
(i)	To the best of my knowledge, no Default or Event of Default has occurred and is continuing; and
(ii)	Attached hereto as Schedule One is a schedule of each financial covenant that the Guarantor is subject to under any agreement (other than this Agreement), and a calculation which demonstrates compliance with each such financial covenant.
[Signature Page Follows]

Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Agreement.
     IN WITNESS WHEREOF, I have signed this certificate.
Date:                      , 20[  ]

TH TRS Corp.
By:
Name:
Title:

[SEAL]
     I, ________________________, ___________________ of Seller, do hereby certify that _____________________ is the duly elected or appointed, qualified and acting __________________of Seller, and the signature set forth above is the genuine signature of such officer on the date hereof.

SCHEDULE ONE TO EXHIBIT A
OTHER FINANCIAL COVENANTS

SCHEDULE TWO TO EXHIBIT A

EXHIBIT B
RESERVED

B - 1

EXHIBIT C
FORM OF TRANSACTION NOTICE
[insert date]
Barclays Bank PLC
745 7th Avenue, 4th Floor
New York, New York 10019
Attention: Mary Logan
Re:	Master Repurchase Agreement, dated as of May 17, 2011 by and between Barclays Bank PLC (“Purchaser” and “Agent”), Two Harbors Investment Corporation (“Guarantor”) and TH TRS Corp. (“Seller”)
Ladies/Gentlemen:
          Reference is made to the above-referenced Master Repurchase Agreement (the “Repurchase Agreement”; capitalized terms used but not otherwise defined herein shall have the meaning given them in the Repurchase Agreement).
          In accordance with Section 3(c) of the Repurchase Agreement, the undersigned Seller hereby requests, and the Purchaser, agrees to enter into a Transaction with us, in connection with our delivery of Eligible Mortgage Loans and all related Servicing Rights, on ____________________ [insert requested Purchase Date, which must be at least one (1) Business Day following the date of the request] (the “Purchase Date”), in connection with which we shall sell to you such Eligible Mortgage Loans on the Seller Mortgage Loan Schedule attached hereto. The unpaid principal balance of the Eligible Mortgage Loans is $________ and the Purchase Price shall be ______ [insert applicable Purchase Price]. The Purchaser shall transfer to the Seller an amount equal to $ _______ [insert amount which represents the Purchase Price net of any fees then due and payable by Seller to Purchaser pursuant to the Agreement]. Seller agrees to repurchase such Purchased Asset on the Repurchase Date(s) at the Repurchase Price(s) listed below.
          The Eligible Mortgage Loans have the following characteristics:

Weighted
				Gross	Net	Average	Weighted
				Weighted	Weighted	Remaining	Average
Repurchase	Repurchase	Total	Average	Average	Average	Term	Seasoning
Date	Price	UPB	UPB	Coupon	Coupon	(months)	(months)

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The Seller hereby certifies, as of such Purchase Date, that:
     (1) no Default or Event of Default has occurred and is continuing on the date hereof (or to the extent existing, shall be cured after giving effect to such Transaction) nor will occur after giving effect to such Transaction as a result of such Transaction;
     (2) each of the representations and warranties made by the Seller or Guarantor in or pursuant to the Program Documents is true and correct in all material respects on and as of such date as if made on and as of the date hereof (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);
     (3) each of the Seller and Guarantor is in compliance with all governmental licenses and authorizations and are qualified to do business and are in good standing in all required jurisdictions, except as would not be reasonably likely to have a Material Adverse Effect;
     (4) Servicer has all requisite Approvals; and
     (5) the Seller has satisfied all applicable conditions precedent in Sections 10(a) and (b) of the Repurchase Agreement and all other requirements of the Program Documents.
          The undersigned duly authorized officer of Seller further represents and warrants that (1) the documents constituting the Mortgage Files (as defined in the Custodial Agreement), as more specifically identified on the Seller Mortgage Loan Schedule delivered to the Purchaser and the Custodian in connection herewith (the “Receipted Assets”), have been or are hereby submitted to Custodian and such required documents are to be held by the Custodian for the Purchaser, (2) all other documents related to such Receipted Assets (including, but not limited to, mortgages, insurance policies, loan applications and appraisals) have been or will be created and held by Seller for Purchaser, (3) all documents related to such Receipted Assets withdrawn from Custodian shall be held by Seller for Purchaser, and (4) upon Purchaser’s wiring of the Purchase Price pursuant to Section 3(b) of the Repurchase Agreement, Purchaser will have agreed to the terms of the Transaction as set forth herein and purchased the Receipted Assets from the Seller.
          Seller hereby represents and warrants that (x) the Receipted Assets have an unpaid principal balance as of the date hereof of $__________ and (y) the number of Receipted Assets is _____.

Very truly yours, TH TRS Corp.
By:
Name:
Title:

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EXHIBIT D
FORM OF GOODBYE LETTER
«Primary_Borrower»                                           [_______] [__], 20[ ]
«Mailing_address_line_1»
«Mail_city», «Mail_state» «Mail_zip»

RE:	Transfer of Mortgage Loan Servicing
Mortgage Loan «Account_number»
Dear Customer:
[SELLER] is the present servicer of your mortgage loan. Effective [Date] the servicing of your mortgage will be transferred to ______. This transfer does not affect the terms and conditions of your mortgage, other than those directly related to servicing. Because of the change in servicer, we are required to provide you with this disclosure.
[SELLER] cannot accept any payments received after [Date]. Effective [Date], all payments are to be made to _________. Any payments received by [SELLER] after [Date] will be forwarded to ________________. ___________________ will be contacting you shortly with payment instructions. Please make future payments to:

________________________ Attn: ___________ [Address]
If you currently make payments by an automatic checking or savings account deduction, that service will discontinue effective with the transfer date. After the servicing transfer, you may request this service from ____________.
In [Date], you will receive a statement from [SELLER] reflecting the amount, if any, of the interest and taxes paid on your behalf in 20[ ]. A similar statement will be sent __________________ for the period beginning [Date] through year-end. Both statements must be added together for income tax purposes.
If you have any questions concerning your account through [Date], you should continue to contact [SELLER] , at <Seller’s Phone Number>, <HOURS OF OPERATION>. Questions after the transfer date should be directed to ___________________Customer Service Department at 1-800-_____________, Monday — Friday, 7 a.m. — 7 p.m. EST.
Sincerely,
Loan Servicing Department
[SELLER]

NOTICE OF ASSIGNMENT, SALE OR TRANSFER
OF SERVICING RIGHTS
You are hereby notified that the servicing of your mortgage loan, that is the right to collect payments from you, is being assigned, sold or transferred.
The assignment, sale or transfer of the servicing of the mortgage loan does not affect any term or condition of the mortgage instruments, other than the terms directly related to the servicing of your loan.
Except in limited circumstances, the law requires that your present servicer send you a notice at least 15 days before the effective date, or at closing. Your new servicer must also send you this notice no later than 15 days after this effective date.
This notification is a requirement of Section 6 of the Real Estate Settlement Procedures Act (RESPA) (12 U.S.C. 2605). You should also be aware of the following information, which is set out in more detail in Section 6 of RESPA (12 U.S.C. 2605).
During the 60 day period following the effective date of the transfer of the loan servicing, a loan payment received by your old servicer before its due date may not be treated by the new loan servicer as late, and a late fee may not be imposed upon you.
Section 6 of RESPA (12 U.S.C. 2605) gives you certain consumer rights. If you send a “qualified written request” to you loan servicer concerning the servicing of your loan, your servicer must provide you with a written acknowledgement within 20 Business Days of receipt of your request. A “qualified written request” is written correspondence, other than notice on a payment coupon or other payment medium supplied by the servicer, which includes your name and account number and your reasons for the request. If you want to send a “qualified written request” regarding the servicing of your loan, it must be sent to this address:
___________________
[Address]
No later than 60 Business Days after receiving your request, your servicer must make any appropriate corrections to your account, and must provide you with a written clarification regarding any dispute. During this 60 Business Day period, your servicer may not provide information to a consumer reporting agency concerning any overdue payment related to such period or qualified written request. However, this does not prevent the servicer from initiating foreclosure if proper grounds exist under the mortgage documents.
A Business Day is any day excluding legal public holidays (State or federal), Saturday and Sunday.
Section 6 of RESPA also provides for damages and costs for individuals or classes of individuals, in circumstances where servicers are shown to have violated the requirements of that Section. You should seek legal advice if you believe your rights have been violated.
MIRANDA DISCLOSURE — For your protection, please be advised that we are attempting to collect a debt and any information obtained will be used for that purpose. Calls will be monitored and recorded for quality assurance purposes. If you do not wish for your call to be recorded please notify the customer service associate when calling.

BANKRUPTCY INSTRUCTION — Attention to any customer in Bankruptcy or who has received a bankruptcy discharge of this debt. Please be advised that this letter constitutes neither a demand for payment of the captioned debt nor a notice of personal liability to any recipient hereof who might have received a discharge of such debt in accordance with applicable bankruptcy laws or who might be subject to the automatic stay of Section 362 of the United States Bankruptcy Code. However, it may be a notice of possible enforcement of our lien against the collateral property, which has not been discharged in your bankruptcy.

EXHIBIT E
FORM OF WAREHOUSE LENDER’S RELEASE
(Date)
Barclays Capital — Operations
70 Hudson Street -7th Floor
Jersey City, New Jersey 07302
Attention Hansel Nieves
Telephone: 201-499-2269
Email: hansel.nieves@barcap.com
Two Harbors Investment Corporation
601 Carlson Parkway, Suite 330
Minnetonka, MN 55305
Attention: General Counsel
TH TRS Corp.
601 Carlson Parkway, Suite 330
Minnetonka, MN 55305

Re:	Certain Assets Identified on Schedule A hereto and owned by [SELLER]
     Capitalized terms used herein but not defined herein shall have the meanings ascribed to such terms in the Master Repurchase Agreement, dated as of May 17, 2011 (the “Repurchase Agreement”), between Barclays Bank, PLC, TH TRS Corp. and Two Harbors Investment Corporation.
     The undersigned hereby releases all right, interest, lien or claim of any kind with respect to the Mortgage Loan described in the attached Schedule A, such release to be effective automatically without any further action by any party upon receipt by Barclays Bank, PLC in immediately available funds of $__________________, in accordance with the following wire instructions:
          [                    ]

Very truly yours, [WAREHOUSE LENDER]
By:
Name:
Title:

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[SCHEDULE A TO EXHIBIT E — LIST OF ASSETS TO BE RELEASED]

E - 1

EXHIBIT F
[RESERVED]

F - 1

EXHIBIT G
[RESERVED]

G - 2

EXHIBIT H
[RESERVED]

H - 1